UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A-3
(Amendment No. 3)

Commission File Number 333-206890

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code Number)

98-0814124
(I.R.S. Employer Identification Number)

9171 Towne Center Drive, Suite 440
San Diego, CA 92122
(858) 964-5123
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bassam Damaj, President
Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122
 (858) 964-5123
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price		Amount of Registration Fee
Common Stock underlying Convertible Promissory Notes, $0.001 par value	10,165,000	$0.15	$1,524,750		$153.54

Common Stock underlying Warrants, $0.001 par value	1,325,000	$0.30	$397,500		$40.03

Common Stock – Issuance Shares, $0.001 par value	4,337,500	$0.001	$4,337.50		$0.43

Common Stock,- GSS Warrants, $0.001 par value(2)	483,333	$0.30	$144,999		$14.60

TOTAL	16,310,833		$2,071,586.50	(1)	$208.61

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. The sum of each of the above listed prices.
(2)
Pursuant to Engagement Agreement, Garden State Securities, Inc. is entitled to, among other things, warrants with “piggy back” registration rights, equal to 10% of the amount of securities sold at an exercise price equal to the investor’s warrant exercise price.

A Registration Statement relating to these securities has been filed with the Securities Exchange Commission.  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 9.

Prospectus (Subject to Completion)

Dated  December 10 , 2015

-i-

PROSPECTUS

Innovus Pharmaceuticals, Inc.
16,310,833 Shares of Common Stock Offered by
the Selling Stockholders

	Offering Price Per Share	Total

Common Stock – 10,165,000 Shares underlying Promissory Notes	$0.15	$1,524,750

Common Stock – 1,325,000 Shares underlying Warrants	$0.30	$397,500

Common Stock – 4,337,500 Issuance Shares	$0.001	$4,338

Underwriting discounts and Commissions (1)(2)	$0.30	$144,999

(1)
Pursuant to an Engagement Agreement, the Company agreed to pay Garden State Securities, Inc. (“GSS”) who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase the number of common shares equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

(2)	Includes the GSS Compensation of Warrants equal to 10% of the amount of securities sold; 483,333 at the exercise price of $0.30.

This prospectus relates to the registration and offering of up to 16,310,833 shares of our common stock, par value $0.0001 per share. Innovus conducted a private placement of $1,325,000 and has already received the funds. The Selling Stockholders are offering the securities as the Offering Price per Share listed above. The price has been arbitrarily determined.

10,165,000 shares of common stock offered under this prospectus are the common shares underlying the Convertible Promissory Notes of the Company (each a “Note” and collectively the “Notes”) sold to three (3) accredited investors (the “Buyers”) pursuant to six (6) Securities Purchase Agreements and related documents described herein on June 15, 2015, July 28, 2015 August, 27, 2015, September 21, 2015 and September 30, 2015 (the “Purchase Agreement”), for the aggregate amount of $1,325,000 (the “Offering”).  The 10,165,000 total include the anticipated accrued interest of 5% on each Note for one year.

Concurrent with the signing of the Purchase Agreement, the Company issued each Buyer a Common Stock Purchase Warrant, allowing the first two Buyers to purchase 500,000 shares of common stock at an exercise price of $0.30 per share, the third Buyer, 125,000 shares of common stock at an exercise price of $0.30 per share, and the last two Buyers 100,000 shares each of common stock at an exercise price of $0.30 per share (1,325,000 Warrants total).

 As additional consideration the Company issued the Buyers additional shares of common stock; the first two investors received (i) 750,000 as additional consideration for the Note, and (ii) 500,000 as consideration for being early investors. The third investor received 187,500 shares of common stock as additional consideration for the Note, and 150,000 shares of common stock as consideration for being an early investor, the last two investors received (i) 150,000 shares of common stock as consideration for the Note, and (ii) 600,000 shares of common stock as additional consideration (collectively “Issuance Shares”).  In addition, a Registration Rights Agreement was signed that commits the Company to file a Registration Statement within 45 calendar days following the receipt of proceeds from the Purchase Agreement. (4,337,500 Issuance Shares total)

Additionally the Company, in accordance with the Engagement Agreement dated March 25, 2015, is registering 483,333 warrants issuable to Garden State Securities, Inc. equal to 10% of the amount of securities sold in the Offering at an exercise price equal to the investor’s warrant exercise price of $0.30. The warrants have a five-year term and a cashless exercise provision.

The Company is paying for the legal and accounting costs associated with registering the shares in this offering.  The Company will not receive any of the funds from this offering (other than the exercise price payable upon exercise of the Warrants).

The securities being registered in this offering may not be liquid since a limited market may exist. Our common stock is currently listed on the OTC Quotation Board under the symbol “INNV.” On December 4, 2015 , the last reported sales price of our common stock on the OTC Markets was $0.09 .

-ii-

The selling stockholders, who are deemed underwriters as that term is defined under the Securities Exchange Act of 1934, or the rules and regulations thereunder, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The selling stockholders will sell at the above stated price for the duration of the offering.  The price has been arbitrarily determined. We will not receive any of the proceeds received by the selling stockholders.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in Innovus Pharmaceuticals, Inc. and these securities before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS  DECEMBER 10 , 2015.

-iii-

-iv-

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us" and “Innovus” refer to Innovus Pharmaceuticals, Inc.

The selling stockholders, who are deemed underwriters, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission We will not receive any of the proceeds received by the selling stockholders (other than the exercise price payable by warrant holders on exercise of their warrants).

We were incorporated as North Horizon, Inc. on July 23, 2007, in the State of Nevada. In December 2011, we merged with FasTrack Pharmaceuticals, Inc. and changed our name to Innovus Pharmaceuticals, Inc. In December 2013, we acquired Semprae, making it our wholly owned subsidiary. In February 2015, we entered into a merger agreement, whereby we acquired Novalere and its worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray).  We expect that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration (“FDA”) may be approved in the first half of 2016, which will allow us to market and sell Fluticare™ over the counter in the U.S.

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We deliver innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and/or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market five products in the United States and in 28 countries around the world through our commercial partners.

As of September 30 , 2015, we had $701,391 in current assets and current liabilities in the amount of $1,917,572 .

Innovus’ address and phone number are:

Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122
(858) 964-5123

Summary of the Offering

Issuer	Innovus Pharmaceuticals, Inc.

Securities Offered	16,310,833 shares of common stock of the Company

Common Stock Outstanding as of December 8 , 2015	47,141,230 shares of common stock

Use of Proceeds	We will not receive any proceeds from the disposition of already outstanding shares of common stock, other than the exercise price of the warrants upon exercise. See “Use of Proceeds”

Risk Factors	An investment in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

The Financing

Innovus Pharmaceuticals Inc. (the “Company” or “Innovus”), entered into Securities Purchase Agreements with three (3) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $1,325,000.00 (the “Offering”) pursuant to which it sold:

(i)
Notes. Six (6) Convertible Promissory Notes of the Company. Two in the principal amount of $275,000.00, one for $550,000, one for $137,500, and two for $110,000 (each a “Note” and collectively the “Notes”) (the Notes were sold at a 10% original issue discount and the Company received an aggregate total of $1,325,000.00 in funds thereunder). The Notes and accrued interest are convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) beginning at 6 six (6) months from the date of execution, at a conversion price of $0.15 per share. The maturity date of the first Note is August 15, 2016, and the maturity date of the second Note is August 28, 2016. The third Note has a maturity date of September 14, 2016 the fourth has a maturity date of September 26, 2016, the fifth is October 29, 2016 and the sixth is October 20, 2016. The Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock. For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period. Assuming each of the Notes are in Default all on their one year anniversary.

The Company may prepay the Notes at any time on the terms set forth in the Notes at the rate of 115% of the then outstanding balance of the Notes. Under the terms of the Notes, the Company shall not effect certain corporate and business actions during the term of the Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Notes; additionally, the Company granted the Note holder registration rights for the shares of Common Stock underlying the Notes pursuant to Registration Rights Agreements.

(ii)
Issuance Shares. Pursuant to the Purchase Agreement, the Company issued 750,000 restricted shares of Common Stock to each of the first two Buyers and 187,500 to the third Buyer and 150,000 each to the last two Buyers as additional consideration for the purchase of the Notes (the “Issuance Shares”).

(iii)
Warrant. Concurrent with the signing of the Securities Purchase Agreements, the Company issued a Common Stock Purchase Warrant to each Buyer, which allows the first two Buyers to purchase 500,000, and the third Buyer to purchase 125,000 shares of common stock, and the last two Buyers 100,000 shares of common stock each, all $0.001 par value per share, of the Company at an exercise price of $0.30. A copy of the Warrants are attached hereto.

(iv)
Registration Rights. In addition, a Registration Rights Agreement was signed that commits the Company to file an Initial Registration Statement within 45 calendar days day following the sale and receipt of proceeds, of an aggregate of $500,000 of Notes to the Buyer and/or third party investors on the same terms and conditions set forth in the Purchase Agreement. A copy of the form Registration Rights Agreement is hereto.

(v)
Share Issuance Agreement. As further consideration for the purchase of the Notes by the Buyers, the Company issued to each of the first two Buyers an additional 500,000,  the third Buyer an additional 150,000 and to each of the last two Buyers, 600,000 restricted shares of Common Stock (aggregate total of 2,350,000 common shares) to the Buyers pursuant to the Share Issuance Agreement (the “Share Issuance Agreement”), a copy of which is attached.

    Based on the market price per share on the date of each Convertible Note (June 15, 2015: $0.15, July 28, 2015: $0.15, August 27, 2015: $0.14, September 21, 2015: $0.08, September 30, 2015: $0.07) the total dollar value of the securities sold as part of this Offering is approximately $2,116,917.

    The following table illustrates the dollar amount of each payment in connection with the transaction that we have made or may be required to make to any selling shareholder, an affiliate of a selling shareholder or any person with whom any selling shareholder has a contractual relationship regarding the transaction:

Note/Warrant Holder	Sale Date	Value of Each Payment to Holder (1)	Gross Proceeds	Net Proceeds to Issuer
Anson Investment Master Funds, LP(3)	July 15, 2015	$625	$250,000	$249,375
Anson Investment Master Funds, LP(3)	July 28, 2015	$625	$250,000	$249,375
FirstFire Global Opportunities Fund (4)	August 27, 2015	$338	$125,000	$124,662
SBI Investments, LLC (5)	August 27, 2015	$1,250	$500,000	$498,750
SBI Investments, LLC (5)	September 21, 2015	$750	$100,000	$99,250
Anson Investment Master Funds, LP(3)	September 30, 2015	$750	$100,000	$99,250
Garden State Securities, Inc. (2)		$145,000	$0	$(145,000)
		$149,338		1,325,000

(1)	Does not include repayment of the Principal on the convertible notes. Includes both cash and value of stock payments.
(2)
Includes payment of $72,500 and issuance of a Warrant to purchase 483,333 shares of common stock at $0.30 exercise price and $0.15 market price: $72,500. Together the cash payment and the Warrant issuance equals $145,000

(3)	Includes total of 2,000,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(4)	Includes total of 337,500 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(5)	Includes total of 2,000,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

    The Notes do not set forth a repayment schedule for either the repayment of the principal or accrued interest. The full principal amount plus accrued interest is due on the Maturity date, with no cash payments to be made to the noteholders prior to Maturity Date. The Notes may be converted into shares of common stock, in whole or part, at the election of the Holder any time after six month anniversary of the Note.

    The following table is to illustrate the total possible profit to be realized as a result of any conversion discounts for securities underlying the Notes:

Note Holder	Note Sale Date	Note Amount	Market Price Per Share on Date of Sale of Convertible Note	Market Price Per Share of Issuance Shares	Conversion Price as of the date of sale (Fixed)	Total possible shares to be received upon Conversion (1)	Total Shares Issued Upon Default (2)	Combined Market Price of the Total Number of Shares (3)	Total possible Shares to be Received and the Combined Conversion Price of the Total Number of Shares (4)	Total Possible Discount to the Market Price (5)
Anson Investment Master Funds, LP	July 15, 2015	$275,000	$0.15	$0.001	$0.15	1,833,333	3,758,333	$275,000	$275,000	$0
Anson Investment Master Funds, LP	July 28, 2015	$275,000	$0.15	$0.001	$0.15	1,833,333	3,758,333	$275,000	$275,000	$0
FirstFire Global Opportunities Fund	August 27, 2015	$137,500	$0.14	$0.001	$0.15	916,667	1,879,167	$128,333	$137,500	$9,167
SBI Investments, LLC	August 27, 2015	$550,000	$0.14	$0.001	$0.15	3,666,667	7,516,667	$513,333	$550,000	$36,667
SBI Investments, LLC	September 21, 2015	$110,000	$0.08	$0.001	$0.15	733,333	1,503,333	$58,667	$110,000	$51,333
Anson Investment Master Funds, LP	September 30, 2015	$110,000	$0.07	$0.001	$0.15	733,333	1,503,333	$51,333	$110,000	$58,667
						9,716,667	19,919,167	$1,301,667	$1,457,500	$155,833

(1)	Assuming full conversion.
(2)	Using Fixed Conversion rate.
(3)	Calculated by using the market price per share on the date of the sale of the convertible note and the total possible shares to be received.
(4)	Calculated by using the conversion price on the date of the sale of the convertible note and the total possible number of underlying shares.
(5)	Calculated by subtracting the total conversion/exercise price on the date of the sale of the convertiblenote from the combined market price of the total number of underlying shares on that date.

    The following Table is to illustrate the possible profit to be realized as a result of any conversion discounts for securities underlying any other Warrants, options, notes or other securities of the Company that are held by the selling stockholders:

Warrant Holder	Warrant Sale Date	Warrant Amount	Market Price Per Share on Date of Sale of Warrant	Conversion Price as of the date of sale (Fixed)	Total possible shares to be received upon Exercise (1)	Combined Market Price of the Total Number of Underlying Shares (2)	Total Possible Shares to be Received and the Combined Conversion Price of the Total Number of Shares Underlying the Warrant (3)	Total Possible Discount to the Market Price as of the date of the sale of the Warrant
Anson Investment Master Funds, LP	July 15, 2015	250,000	$0.15	$0.30	250,000	$37,500	$75,000	$37,500
Anson Investment Master Funds, LP	July 28, 2015	250,000	$0.15	$0.30	250,000	$37,500	$75,000	$37,500
FirstFire Global Opportunities Fund	August 27, 2015	125,000	$0.14	$0.30	125,000	$17,500	$37,500	$20,000
SBI Investments, LLC	August 27, 2015	500,000	$0.14	$0.30	500,000	$70,000	$150,000	$80,000
SBI Investments, LLC	September 21, 2015	100,000	$0.08	$0.30	100,000	$8,000	$30,000	$22,000
Anson Investment Master Funds, LP	September 30, 2015	100,000	$0.07	$0.30	100,000	$7,000	$30,000	$23,000
Garden State Securities, Inc.		483,333	$0.15	$0.30	483,333	$72,500	$145,000	$72,500
					1,808,333	$250,000	$542,500	$292,500

(1)	Assuming full exercise.
(2)	Assuming full conversion.
(3)	Using Fixed Conversion price.

The following table illustrates the combined total possible profit, taking into consideration the possible discounts described above.

Note/Warrant Holder	Sale Date	Gross Proceeds Paid or Payable to Issuer Transaction (1)	Payments made or to be made by Issuer	Net Proceeds to Issuer	Total Possible Discount to the Market Price as of the Date of the sale of the Note	Total possible discount to the Market Price as of the date of the sale of the Warrant	Combined Total Possible Profit (2)
Anson Investment Master Funds, LP	July 15, 2015	$275,000	$625	$274,375	$0	$125,000	$149,375
Anson Investment Master Funds, LP	July 28, 2015	$275,000	$625	$274,375	$0	$125,000	$149,375
FirstFire Global Opportunities Fund	August 27, 2015	$162,500	$338	$162,162	$9,167	$66,667	$86,329
SBI Investments, LLC	August 27, 2015	$650,000	$1,250	$648,750	$36,667	$266,667	$345,417
SBI Investments, LLC	September 21, 2015	$130,000	$750	$129,250	$51,333	$73,333	$4,583
Anson Investment Master Funds, LP	September 30, 2015	$130,000	$750	$129,250	$58,667	$76,667	$(6,083)
Garden State Securities, Inc. (3)		$0	$145,000	$-145,000	$0	$0	$(145,000)
		1,622,500	$149,338	$1,473,162	$155,833	$733,333	$583,995

(1)	Includes amount loaned and amount paid at exercise of warrants; Assuming full exercise of Warrants
(2)	As a result of any conversion discounts regarding the securities underlying the convertible note or any other, warrants, options, notes, or other securities of the issuer
(3)
Garden State Securities, Inc. acted as the Placement Agent in this Transaction. Pursuant to the Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis

     Based on the tables above, the Company estimates that the total possible payments ($149,338) together with the total possible discount to the market price of the shares underlying the convertible notes ($155,833), when compared to the Net Proceeds to the Issuer ($1,473,162) is about 20%.

    The Company has not been involved with any prior securities transactions with any of the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholders has a contractual relationship regarding the transaction.

    Prior to the convertible note transaction, the total number of shares outstanding was 41,414,805. Excluding shares held by persons other than selling stockholders, affiliates of the company and affiliates of the selling stockholders, the total number of shares outstanding is approximately 25,242,910. None of the selling stockholders has registered shares of the Company in prior registration statements. Not including any securities underlying any outstanding convertible securities, options or warrants, the number of common shares being registered is 4,337,500. Up to 16,310,833 common shares are being offered by the selling stockholders.

    The Company has the intention and reasonable basis to believe that it will have the financial ability to make all payments on the overlying securities. It is the Company’s understanding that none of the selling stockholders have an existing short position in the Company’s stock. Should the Company’s revenues be insufficient to satisfy its financial obligations, it may consider an additional fund raise or use of existing lines of credit. As of September 30, 2015, the Company had $149,521 cash on hand.

There are no cash payments to be made to the Note Holders prior to the Maturity Date(s). The following table illustrates the total dollar amount to be paid to each noteholder on each Maturity Date.

Note Holder	Note Sale Date	Note Amount	Total Repayment at Maturity Date(1)
Anson Investment Master Funds, LP	July 15, 2015	$275,000	$288,750.00
Anson Investment Master Funds, LP	July 28, 2015	$275,000	$287,750.00
FirstFire Global Opportunities Fund	August 27, 2015	$137,500	$144,375.00
SBI Investments, LLC	August 27, 2015	$550,000	$577,500.00
SBI Investments, LLC	September 21, 2015	$110,000	$115,500.00
Anson Investment Master Funds, LP	September 30, 2015	$110,000	$115,500.00
			$1,529,375.00

(1)	Assumes full repayment without conversion of any portion of Note and includes 5% interest per annum.

The shares of Common Stock, including the shares underlying the Notes, issued in the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506(b)) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

The Company agreed to use the net proceeds from the Offering for general working capital purposes. The first Buyer agreed to allow the Company to raise a total of $1,500,000 on the same terms and conditions as the Offering. The aggregate proceeds raised from all three Buyers equals $1,325,000.

Pursuant to the Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

The Purchase Agreement contains representations and warranties by the Company and the investors which are customary for transactions of this type such as, with respect to the Company: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; and no brokers used; and with respect to the investors: authorization, accredited investor status and investment intent.

RISK FACTORS

Investors in Innovus should be particularly aware of the inherent risks associated with our business. Our business endeavors and our common stock involve a high degree of risk. You should carefully consider the risks described below with all of the other information included in this Prospectus. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In that event, the market price of our common stock could decline and investors could lose part or all of their investment. As of the date of this filing our management is aware of the following material risks.

We will need additional funding or we will be forced to curtail or cease operations. The Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the LOC Convertible Debenture and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least October 1, 2016.

As of September 30, 2015, the Company had $149,521 in cash and $1.6 million in cash available for use under the Line Of Credit Convertible Debenture with a related party. In January 2015, we entered into two securities purchase agreements with an unrelated third party accredited investor as well as with our former Chief Financial Officer, pursuant to which we issued original issue discount 10.0% debentures in the aggregate principal amount of $165,000 (issued at an original issue discount of 10.0%) and warrants to purchase 750,000 shares of our common stock.

On March 12, 2015, the Company issued 250,000 shares of the Company’s common stock and 250,000 warrants to the holder of a Convertible Debenture issued in February, 2014 to extend the maturity date of the Debenture to September 13, 2015. The fair value of such shares and warrants was recognized as interest expense. This was repaid in September 2015.

Under the terms of the amended and restated Line Of Credit Convertible Debenture we entered into with our President and Chief Executive Officer, Bassam Damaj, Ph.D., we can currently borrow up to approximately $1,600,000. Dr. Damaj is required to provide us with funds under such debenture if we have insufficient liquidity to meet any material payment obligations arising in the ordinary course of business as they come due, up to the maximum of $2,000,000 in funding (subject to increase in certain circumstances). However, Dr. Damaj’s funding commitment terminates on the earlier to occur of (i) the consummation of one or more transactions pursuant to which we raise net proceeds of at least $4,000,000 or (ii) October 1, 2016. As of September 30, 2015 the principal amount owed under the convertible debenture was $424,192 and there was approximately $1.6 million remaining available to use.  Dr. Damaj has agreed not to require the Company to repay the borrowing under the LOC or his accrued salary prior to April 2016.

We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or employees will continue to agree to this arrangement.

The funding commitment from Dr. Damaj, along with the additional financing we received in July, August and September  2015, and from product sales and license revenue, is anticipated to sustain our operations only through  October 1, 2016. We currently have no other funding commitments. If Dr. Damaj were not to perform on his funding commitment, we may not have the financial resources available to pursue remedies against him and, if we do pursue remedies against him, such actions could significantly impair our relationship with Dr. Damaj, potentially leading to the loss of his services.

We therefore will need additional funding, either through Dr. Damaj’s commitment or other sources of equity or debt financings or partnering arrangements.  To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations. In addition, we may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we would otherwise seek to develop or commercialize ourselves or license rights to technologies or products on terms that are less favorable to us than might otherwise be available.

There is no assurance that we will be successful in raising the additional funds needed to fund our business plan. If we are not able to raise sufficient capital in the near future, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.

We have never been profitable and have incurred an accumulated deficit of approximately $14,456,745 as of  September 30, 2015. Our ability to generate further revenue and become profitable will depend, among other things, on (1) growing the current sales of our products including Zestra®, Zestra Glide®, EjectDelay® Sensum+®, Vesele® and Androferti® and the potential sales from Fluticare™ if and when it is approved by the FDA (2) the successful acquisition of additional commercial products (3) raising capital to implement our growth strategy, (4) obtaining any applicable regulatory approvals of our proposed product candidates, (5) the successful licensing and commercialization of our proposed product candidates and (6) growth and development of our operations. If we are unable to accomplish these objectives, we may be unable to generate substantial revenue or achieve profitability.
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Risks Associated with Our Business Model

We have a short operating history and have not produced significant revenues over a period of time.  This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the commercialization, licensing and development of OTC healthcare products.  While we have been in existence for years, we only began our current business model in 2013 and have only generated approximately $1.0 million in revenue in 2014 and $560,069 in revenue for the  nine months ended  September 30, 2015, and our operations have not yet been profitable.  No assurances can be given that we will generate any significant revenue in the future. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects.   Our operations have not produced significant revenues over a period of time, and may not produce significant revenues in the near term, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

We have a history of losses which may continue and which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $4,826,967 and $3,956,179 for the years ended December 31, 2014 and 2013, respectively.   In addition, at December 31, 2014, we had an accumulated deficit of $11,231,967.   For the  nine months ended  September 30, 2015, we had a net loss of $3,224,778 . We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including (1) growing the current sales of our products, (2) the successful acquisition of additional commercial products, (3) raising capital to implement our growth strategy, (4) obtaining any applicable regulatory approvals of our proposed product candidates, (5) the successful licensing and commercialization of our proposed product candidates and (6) growth and development of our operations. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

The success of our business currently depends on the successful continuous commercialization of our five main products and these products may not be successfully grown beyond their current levels.

We currently have a limited number of products for sale. The success of our business currently depends on our ability, directly or through a commercial partner, to successfully market and sell those limited products outside the U.S. and to expand our retail and online channels in the U.S.

Although we have commercial products that we can currently market and sell, we will continue to seek to acquire or license other products and we may not be successful in doing so.

We currently have a limited number of products. We may not be successful in marketing and commercializing these products to the extent necessary to sustain our operations. In addition, we will continue to seek to acquire or license non-prescription pharmaceutical and consumer health products. The successful consummation of these types of acquisitions and licensing arrangements is subject to the negotiation of complex agreements and contractual relationships and we may be unable to negotiate such agreements or relationships on a timely basis, if at all, or on terms acceptable to us.

 If we fail to successfully introduce new products, we may lose market position.

New products, product improvements, line extensions and new packaging will be an important factor in our sales growth. If we fail to identify emerging consumer trends, to maintain and improve the competitiveness of our existing products or to successfully introduce new products on a timely basis, we may lose market position. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our sales and marketing function is currently very limited and we currently rely on third parties to help us promote our products to physicians in the U.S. and rely on our partners outside the U.S. We will need to maintain the commercial partners we currently have and attract others or be in a position to afford qualified or experienced marketing and sales personnel for our products.

We have had only approximately $1 million in sales of our products in 2014, and approximately $560,000 during 2015 thus far. We will need to continue to develop strategies, partners and distribution channels to promote and sell our products.

We have no commercial manufacturing capacity and rely on third-party contract manufacturers to produce commercial quantities of our products.

We do not have the facilities, equipment or personnel to manufacture commercial quantities of our products and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. These third-party contract manufacturers are also subject to current good manufacturing practice or cGMP regulations, which impose extensive procedural and documentation requirements. Any performance failure on the part of our contract manufacturers could delay commercialization of any approved products, depriving us of potential product revenue.

Failure by our contract manufacturers to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could materially adversely affect our business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other applicable government regulations; however, beyond contractual remedies that may be available to us, we do not have control over third-party manufacturers’ compliance with these regulations and standards.

If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements, we may incur added costs and delays in identifying and qualifying any such replacements.

The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made.

We are also dependent on certain third parties for the supply of the raw materials necessary to develop and manufacture our products, including the active and inactive pharmaceutical ingredients used in our products. We are required to identify the supplier of all the raw materials for our products in any drug applications that we file with the FDA and all FDA-approved products that we acquire from others. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely delay or interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.

In addition, we obtain some of our raw materials and products from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation; various import duties, foreign currency risk and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, any changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

The business that we conduct outside the United States may be adversely affected by international risk and uncertainties.

Although our operations are based in the United States, we conduct business outside the United States and expect to continue to do so in the future.

In addition, we plan to seek approvals to sell our products in foreign countries. Any business that we conduct outside the United States will be subject to additional risks that may materially adversely affect our ability to conduct business in international markets, including:

•	potentially reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation or political instability in particular foreign economies and markets;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting a product candidate and/or finished drug product supply or manufacturing capabilities abroad;

•	business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

•	failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act, or FCPA.

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

We have made and in the future may continue to make strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. We may pay for acquisitions with our common stock or with convertible securities, which may dilute your investment in our common stock, or we may decide to pursue acquisitions that investors may not agree with. In connection with our latest acquisition, we have also agreed to substantial earn-out arrangements. To the extent we defer the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. In addition, acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

•	increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

•	the availability of funding sufficient to meet increased capital needs;

•	diversion of management’s attention; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources.  In addition, acquired companies may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations. We cannot assure you that the indemnification granted to us by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties we assume upon consummation of an acquisition. We may learn additional information about our acquired businesses that materially adversely affect us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect our results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness, which could impact our ability to service our debt within the scheduled repayment terms.

We will need to expand our operations and increase the size of our Company, and we may experience difficulties in managing growth.

 As we increase the number of products we own or have the right to sell, we will need to increase our sales, marketing, product development and scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

•	successfully attract and recruit new employees with the expertise and experience we will require;

•	successfully grow our marketing, distribution and sales infrastructure; and

•	continue to improve our operational, manufacturing, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends to a significant extent upon the continued services of Dr. Bassam Damaj, our President and Chief Executive Officer. Dr. Damaj has overseen our current business strategy since inception and provides leadership for our growth and operations strategy as well as being our sole employee with any significant scientific or pharmaceutical experience. Loss of the services of Dr. Damaj would have a material adverse effect on our growth, revenues and prospective business. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.

Any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement. In addition, we have only limited ability to prevent former employees from competing with us. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, competition for personnel with the scientific and technical skills that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly. We presently have no scientific employees.

We may not be able to continue to pay consultants, vendors and independent contractors equity in order to conserve cash.

We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or employees, current or future, will continue to agree to this arrangement. As a result, we may be asked to spent more cash for the same services, or we may not be able to retain the same consultants, vendors, etc.

 We face significant competition and have limited resources compared to our competitors.

We are engaged in a highly competitive industry. We can expect competition from numerous companies, including large international enterprises and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, patent, legal, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors’ financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our product candidates.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

We compete with established pharmaceutical and biotechnology companies that are pursuing other products for the same markets we are pursuing and that have greater financial and other resources. Other companies may succeed in developing or acquiring products earlier than us, developing products that are more effective than our products or achieve greater market acceptance.  As these companies develop their products, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our technologies and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We have received, and are currently seeking, patent protection for numerous compounds and methods of use. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following: patents that may be issued or licensed may be challenged, invalidated or circumvented, or otherwise may not provide any competitive advantage; our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with or eliminate our ability to make, use and sell our potential products either in the United States or in international markets and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop and market competing products.

Moreover, any patents issued to us may not provide us with meaningful protection or others may challenge, circumvent or narrow our patents. Third parties may also independently develop products similar to our products, duplicate our unpatented products or design around any patents on products we develop. Additionally, extensive time is required for development, testing and regulatory review of a potential product. While extensions of patent term due to regulatory delays may be available, it is possible that, before any of our products candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the United States Patent and Trademark Office (the "PTO") and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

Our success depends on our patents, patent applications that may be licensed exclusively to us and other patents to which we may obtain assignment or licenses. We may not be aware, however, of all patents, published applications or published literature that may affect our business either by blocking our ability to commercialize our products, by preventing the patentability of our products to us or our licensors or by covering the same or similar technologies that may invalidate our patents, limit the scope of our future patent claims or adversely affect our ability to market our products.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Patent protection and other intellectual property protection are crucial to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors or additional interference proceedings declared by the PTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, PTO proceedings and related legal and administrative proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

Competitors may infringe our patents and we may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Also, a third party may assert that our patents are invalid and/or unenforceable. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that our patents are invalid or unenforceable. Any litigation or claims against us, whether or not merited, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in litigation could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.

Interference proceedings brought before the U.S. Patent and Trademark Office may be necessary to determine priority of invention with respect to our patents or patent applications. During an interference proceeding, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference proceeding may result in substantial costs and distraction to our management.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the price of our common stock could be adversely affected.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign our products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us, which is in excess of our insurance coverage, could have a material adverse effect upon us and on our financial condition.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

The biotechnology, pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Our competitors and others might develop technologies or products that are more effective or commercially attractive than our current or future technologies or products or that render our technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and we cannot make enhancements to our technologies or products to remain competitive, our competitive position and, in turn, our business, revenue and financial condition, would be materially and adversely affected.

We may never receive ANDA approval for our product Fluticare®, which we are relying upon to generate a significant amount of future revenue.

Because of the unpredictability of the FDA review process for generic drugs, the ANDA filed for our product Fluticare® may never be approved by the FDA for a variety of reasons.  If such ANDA is not approved, we will not be able to realize revenues from the sale of this drug and our revenues will not grow as quickly as we anticipate.

If ANDA is approved, we have no assurances as to the additional costs associated with launching our new product, and may need to raise additional capital in the future to cover such.

Since approval is dependent upon a complex FDA review and regulatory process, should we receive approval for our product Fluticare®, it is unclear the extent of the additional work and costs associated with launching the new product. There can be no assurances to the time frame in which we could get approval, and so no assurances as to the timing and extent of the possible additional expenses. As a result, we may decide that additional funding is required to cover such expenses. Additional debt or equity funding cause additional dilution.

Risks Related to Owning our Common Stock

Sales of additional shares of our common stock could cause the price of our common stock to decline.

As detailed elsewhere in this prospectus, as of December 10 , 2015, we have issued approximately  47,141,230 shares of our common stock. While substantially all of those shares were restricted securities, such shares may be sold under Rule 144 of the Securities Act of 1933, subject to any applicable holding period.  As such, sales of substantial amounts of our common stock in the public or private markets, or the availability of such shares for sale by us, including the issuance of common stock upon conversion and/or exercise of outstanding convertible securities, warrants and options, could adversely affect the price of our common stock. We may sell shares or securities convertible into shares of common stock, which could adversely affect the market price of shares of our common stock.  In addition, the sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to obtain future financing. To the extent the trading price of our common stock at the time of exercise of any of our outstanding options or warrants exceeds their exercise price, such exercise will have a dilutive effect on our stockholders.

If the Company Defaults on the Convertible Notes, it could result in a significant dilution of stockholders’ position.

As detailed elsewhere in this prospectus, as of December 10 , 2015, we have issued approximately 47,141,230 shares of our common stock. Upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock.  For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period.  As described in the tabular disclosure contained herein, assuming the Convertible Notes are in default on their Maturity Date, up to 19,919,167 shares of common stock of the Company could be issued to the Noteholders. Such issuance will have a significant dilutive effect on the stockholders.

The market price for our common stock may be volatile and your investment in our common stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours with limited product revenues, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements of technological innovations or new products by us or our competitors;

•	announcement of FDA approval or disapproval of our product candidates or other product-related actions;

•	developments involving our discovery efforts and clinical trials;

•	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

•	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

•	announcements concerning our competitors or the biotechnology, pharmaceutical or drug delivery industry in general;

•	public concerns as to the safety or efficacy of our products or our competitors’ products;

•	changes in government regulation of the pharmaceutical or medical industry;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	developments involving corporate collaborators, if any;

•	changes in accounting principles; and

•	the loss of any of our key management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We do not anticipate paying dividends on our common stock and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Nevada law and provisions in our charter documents may delay or prevent a potential takeover bid that would be beneficial to common stockholders.

Our articles of incorporation and our bylaws contain provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. These provisions include the following:

•	our board of directors may increase the size of the board of directors up to nine directors and fill vacancies on the board of directors; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

In addition, Chapter 78 of the Nevada Revised Statutes also contains provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict the ability of our Company to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our board of directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, "interested stockholder" means either a person, other than our Company or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares.

In addition, the acquisition of controlling interest provisions of the Nevada Revised Statutes provide that a stockholder acquiring a controlling interest in our Company, and those acting in association with that stockholder, obtain no voting rights in the control shares unless voting rights are conferred by stockholders holding a majority of our voting power (exclusive of the control shares). For purposes of these provisions, "controlling interest" means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or indirectly or in association with others) one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power in the election of our directors, and "control shares" means those shares the stockholder acquired on the date it obtained a controlling interest or in the 90-day period preceding that date.

Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages, and the effect of these provisions may be to discourage, delay or prevent a change in control of our Company.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights, which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create a series of preferred stock, we may issue such shares in the future.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million.”

Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “Smaller Reporting Company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates.  So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “all or nothing,” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

“Zestra®”, “Zestra Glide®”, “EjectDelay®”, “Sensum+®”, “Vesele®” and other trademarks and intellectual property of ours appearing in this report are our property. This report contains additional trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies or any relationship with any of these companies.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the Securities Act of 1933, we file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Innovus Pharmaceuticals, Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549-0405
Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

ITEM 4  USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.  We will receive the exercise price of the Warrants when and if exercised, at $0.30 per share.

ITEM 5  DETERMINATION OF OFFERING PRICE

In determining the public offering price of the shares we considered several factors including the following:

•	prevailing market conditions, including the history and prospects for the industry in which we compete;

•	our future prospects; and

•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

ITEM 7  SELLING SECURITY HOLDERS

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The shares are being registered pursuant to the Registration Rights Agreements dated July 15, 2015, July 28, 2015, August 25, 2015, August 27, 2015, September 21, 2015 and September 30, 2015.

Each of the selling stockholders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs related to preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Selling Stockholder Information

    The following is a list of selling stockholders who own an aggregate of 16,310,833 shares of our common stock covered in this prospectus.  Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

	Number of Shares		Number of Shares to	Shares Beneficially Owned After Offering
Name	Owned		be Offered	Number	Percent
SBI Investments, LLC	7,203,333	(1)	7,203,333	-	0%
Anson Investment Master Funds, LP	7,203,333	(2)	7,203,333	-	0%
FirstFire Global Opportunities Fund, LLC	1,420,833	(3)	1,420,833	-	0%
Garden State Securities, Inc.(5)	120.833	(4)	483,333	-	0%
Ernest Pellegrino(5)	181,250	(4)	181,250	-	0%
Max Povolotsky(5)	181,250	(4)	181,250	-	0%

Total:	16,310,833		16,310,833	-	0%

(1)
Includes the shares resulting from two separate investments: 1) (i) 3,833,333 (including 166,667 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $550,000, (ii) 500,000 common shares underlying a Warrant, (iii) 500,000 common shares, (iv) 750,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated August 27, 2015, and 2) (i) 770,000 (including 36,666 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $110,000, (ii) 100,000 common shares underlying a Warrant, (iii) 150,000 common shares, (iv) 600,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated September 21, 2015. Peter Wisniewski is the Managing Member of Sea OtterGlobal Ventures, LLC, the Manager of SBI Investments, LLC.

(2)
Includes (i) 3,833,333 (including 166,667 as estimated 5% interest on the principal for one year)  common shares underlying a Convertible Note for $550,000, (ii) 500,000 common shares underlying a Warrant, (iii) 500,000 common shares, and (iv) 750,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreements dated July 15, 2015 and July 28, 2015, and 2) (i) 770,000 (including 36,666 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $110,000, (ii) 100,000 common shares underlying a Warrant, (iii) 150,000 common shares, (iv) 600,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated September 30, 2015. Bruce Winson has voting and dispositive power over the shares held by Anson Investment Master Fund LP. Mr. Winston is Managing Member of Admiralty Advisors, LLC, which is the General Partner of Frigate Ventures, LP, which is the General Partner of Anson Investments LP, which is the General Partner of Anson Investments Master Fund LP.

(3)
Includes (i) 958,333 (including 41,667 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $125,000, (ii) 125,000 common shares underlying a Warrant, and (iii) 150,000 common shares, and (iv) 187,500 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated August 27, 2015. FirstFire Capital Management, LLC is the Manager of FirstFire Global Opportunities Fund, LLC.

(4)	Common shares underlying warrants issued but unexercised. Exercise price of $0.30 per share.
(5)
Garden State Securities, Inc.is a broker and acted as the Placement Agent for the private offering under which the Convertible Notes were sold.  While issued to Garden State Securities pursuant to the Engagement Agreement, the Warrants will be distributed as follows: 181,250 to Ernest Pellegrino, 181,250 to Max Povolotsky and 120,833 to Garden State Securities, Inc. The Owners of Garden State Securities, Inc. will collectively have voting control over the shares owned.

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

ITEM 8  PLAN OF DISTRIBUTION

We are registering the shares currently held by our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders.  The price at which the selling security holders may sell the shares have arbitrarily been determined.

Only a limited public market currently exists for our shares. The Company is listed on the Over The Counter Quotation Board “OTC:QB” under the symbol “INNV.” The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block
•	as principal to facilitate the transaction;
•	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transaction;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

As of the date of this prospectus, the Company has no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, will be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" (the period of time between the filing of a preliminary prospectus with the SEC and a public offering of the securities; usually 20 days) periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

ITEM 9  DESCRIPTION OF SECURITIES

Common Stock

        Our Articles of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.001 par value per share, 46,241,230 shares were outstanding as November 16 , 2015. 41,414,805 total shares issued and outstanding prior to this convertible note transaction. Upon sale, conversion or exercise of the 16,310,833 shares offered herein, we  may have outstanding, up to 57,725,638 shares of common stock.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Innovus, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation give our board of directors the right to create a new series of preferred stock. There are currently no series of preferred stock authorized and thus no shares of preferred stock outstanding.

Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;

•	to issue the shares;

•	to fix the number of shares;

•	to change the number of shares constituting any series; and

•	to provide for or change the following:

•	the voting powers;

•	designations;

•	preferences; and

•	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

•	dividend rights (including whether dividends are cumulative);

•	dividend rates;

•	terms of redemption (including sinking fund provisions);

•	redemption prices;

•	conversion rights; and

•	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•	20 to 33%

•	33% to 50%

•	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do exempt our common stock from the control share acquisition act.

ITEM 10  EXPERTS AND COUNSEL

Weintraub Law Group has issued an opinion that the shares being issued pursuant to this offering, upon issuance, are duly authorized and validly issued, fully paid and non-assessable.

The consolidated balance sheets of Innovus Pharmaceuticals, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is included herein, which report includes an emphasis of matter paragraph about the existence of a deferred payment arrangement and a line of credit with a major shareholder.  Such financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

ITEM 11  REGISTRANT INFORMATION

DESCRIPTION OF BUSINESS

Overview

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We deliver innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists, and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and / or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market five products in the United States and in 28 countries around the world through our commercial partners.

Corporate Structure

We incorporated in the State of Nevada. In December 2011, we merged with FasTrack Pharmaceuticals, Inc. and changed our name to “Innovus Pharmaceuticals, Inc.”

In December 2013, we acquired Semprae, which had two commercial products in the U.S. and Canada. As a result, Semprae became our wholly owned subsidiary.

In February 2015, we entered into a merger agreement, whereby we acquired Novalere and its worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray).  We expect that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration (“FDA”) may be approved by the end of 2015 or in the first half of 2016, which will allow us to market and sell Fluticare™ over the counter in the U.S.

Our Strategy

Our corporate strategy focuses on two primary objectives:

1.
Developing a diversified product portfolio of exclusive, unique and patented non-prescription pharmaceutical and consumer health products through: (a) the acquisition of products or obtaining exclusive rights to market such products; and (b) the introduction of line extensions and reformulations of currently marketed products; and

2.
Building an innovative, global sales and marketing model through commercial partnerships with established complimentary partners that: (a) generates revenue; and (b) requires a lower cost structure compared to traditional pharmaceutical companies.

We believe that our proven ability to market, license, acquire and develop brand name non-prescription pharmaceutical and consumer health products uniquely positions us to commercialize our products and grow in this market in a differentiated way. The following are additional details about our strategy:

•
Focusing on acquisition of commercial, non-prescription pharmaceutical and consumer health products that are well aligned with current therapeutic areas of male and female sexual health, pain, vitality and respiratory diseases. In general, we seek non-prescription pharmaceutical and consumer health products that are already marketed with scientific and/or clinical data and evidence that are aligned with our therapeutic areas, which we then can grow through promotion to physicians and expanding sales through our existing retail and online channels and commercial partners on a worldwide basis. We have done this through our acquisitions of (1) Ex-U.S. rights to Sensum+® from Centric Research Institute or CRI, (2) Zestra® and Zestra® Glide from Semprae, (3) Vesele® from Trōphikōs, (4) US and Canada rights to Androferti® from Laboratorios Q Pharma (Spain) and (5) FlutiCare® from Novalere;

•
Increasing the number of U.S. non-exclusive distribution channel partners for direct and online sales and also open more channels directly to physicians, urologists, gynecologists and therapists. One of our goals is to increase the number of U.S. distribution channel partners that sell our products. To do this, we have devised a three-pronged approach. First, we are seeking to expand the number of OTC direct selling partners, such as the larger in-store distributors, and to expand sales to the more regional, statewide and local distributors, such as regional pharmacy chains, large grocery stores and supplement and health stores. Second, we are working to expand our online presence through relationships with well-known online sellers that we believe have sufficient customers to warrant our relationship with them. Third, we are seeking to expand sales of our OTC products directly through sampling programs and detailing to physicians, urologists, gynecologists, therapists and to other healthcare providers who generally are used to recommending to their patients products that are supported by strong scientific and/or clinical data and evidence;

•
Seeking commercial partnerships outside the U.S. and developing consistent international commercial and distribution systems.  We seek to develop a strong network of international distribution partners outside of the U.S. To do so, we are relying in part on past relationships that Dr. Bassam Damaj, our President and Chief Executive Officer, has had with certain commercial partners globally.  In addition, we believe we have the ability to develop new relationships with commercial distributors who can demonstrate they have leading positions in their regions and can provide us with effective marketing and sales efforts and teams to detail our products physicians and therapists. Our commercial partners outside the U.S. are responsible for storing, distributing and promoting our products to physicians, urologists, gynecologists, therapists and to other healthcare providers. We have already entered into 9 commercial partnerships covering our products in 60 countries outside the U.S.;

•
Developing a proprietary patent portfolio to protect the therapeutic products and categories we desire to enter. We have filed and are working to secure patent claims in the U.S. and abroad covering product inventions and innovations that we believe are valuable. These patents, if issued and ultimately found to be valid, may enable us to create a barrier to entry for competitors on a worldwide basis; and

•
Achieving cost economies of scale from lower cost manufacturing, integrated distribution channels and multiple product discounts. We believe that we can achieve higher gross margins per product by shifting manufacturing to lower cost manufacturers. We also feel that we can acquire other OTC and consumer healthcare products and reintroduce them into our networks utilizing our integrated distribution channels, thus receiving multiple product economies of scale from our distribution partners.

Our Products

Marketed Products

We have five products that are currently being marketed: (1) Zestra® , a non-medicated, patented consumer care product that has been clinically proven to increase desire, arousal and satisfaction in women; (2) EjectDelay®, an OTC monograph-compliant benzocaine-based topical gel for treating premature ejaculation; (3) Sensum+®, a non-medicated consumer care cream that increases penile sensitivity (ex-U.S.); (4) Zestra Glide® , a clinically-tested high viscosity low osmolality water-based lubricant; (5) Vesele ®, a proprietary and novel oral dietary supplement to maximize nitric oxide beneficial clinical effects on sexual functions and brain health; and (6) Androferti® to support overall male reproductive health and sperm quality. Vesele ® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine®.  While we generate revenue from the sale of our six products, most revenue is currently generated by Zestra®, Zestra® Glide, EjectDelay® and Sensum +®.

Zestra®

Zestra® is our proprietary blend of essential oils proven in two peer-reviewed and published U.S. placebo controlled clinical trials in 276 women to increase desire, arousal and satisfaction. Zestra® is commercialized in the U.S. and Canada through retailers such as Walmart, drug wholesalers such as McKesson and Cardinal Health and online.

Female Sexual Arousal Disorder, or FSAD, is a disorder part of the Female Sexual Dysfunction, or FSD, and is characterized by the persistent or recurrent inability to attain sexual arousal or to maintain arousal until completion of sexual activity. Forty-three percent (43%) of women age 18-59 experience some sort of sexual difficulties with one approved prescription product. The arousal liquid market is estimated to be around $500 million on a worldwide basis.

EjectDelay®

EjectDelay® is our proprietary, clinical proven OTC 7.5% benzocaine gel for premature ejaculation.  Benzocaine acts to inhibit the voltage-dependent sodium channels on the nerve membrane, stopping the propagation of the action potential and resulting in temporary numbing of the application site.   EjectDelay® is applied to the head of the penis ten minutes before intercourse.   Premature Ejaculation, or PE, is the absence of voluntary control over ejaculation resulting in ejaculation either preceding vaginal entry or occurring immediately upon vaginal entry and is defined as an ejaculation latency time of less than one minute. It is estimated that over 30% of males suffer from PE with a market size of $1 billion with a 10.3% annual growth rate. (The Journal of Sexual Medicine in 2007 Sex Med 2007) Topical anesthetics make up 14% of the total PE market.

Sensum+®

Sensum+® is a non-medicated cream which moisturizes the head and shaft of the penis for enhanced feelings of sensation and greater sexual satisfaction. It is a patent-pending blend of essential oils and ingredients generally recognized as safe that recently commenced marketing in the U.S. We acquired the global ex-U.S. distribution rights to Sensum+® from CRI. The safety and efficacy of Sensum+® was evaluated in two post-marketing survey studies in circumcised and non-circumcised men. A total of 382 men used Sensum+® twice daily for 14 consecutive days followed by once daily for eight weeks and as needed thereafter. Users reported a ~50% increase in penile sensitivity with the use of Sensum+®.

Zestra Glide®

Zestra Glide® is a clinically tested water-based longer lasting lubricant. We acquired Zestra Glide in our acquisition of Semprae in December 2013. In a 57 patient safety clinical study, Zestra Glide® proved to be safe and caused no irritation or skin side effects during the six week trial. To our knowledge, Zestra Glide is the only water-based lubricant clinically tested for safety and has a viscosity of over 16000cps on the market. Increased viscosity usually translates into longer effects. The lubricant market is estimated to be around $200 million in the U.S.

Vesele®

Vesele® is a proprietary oral supplement of Arginine with high absorption backed with strong clinical use data in men and women for sexual dysfunction. Vesele® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine®. The beneficial effects of Vesele® on sexual and cognitive functions were confirmed in a four month US clinical survey study involving 152 patients (69 men and 83 women). Results from the clinical survey have indicated (1) improvement of erectile hardness and maintenance in men and increased sexual intercourse frequency with their partners and (2) lubrication in women, when taken separately by each.  Positive effects on brain health were translated by an increase in recall of words and names.

Pipeline Products

Androferti®

On January 28, 2015, we entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Androferti in the U.S. by ourselves and in Canada through our partner. Androferti is a natural supplement that supports overall male reproductive health and sperm quality. Androferti®, has been shown in multiple published clinical trials to statistically increase seminal quality (concentration, motility, morphology and vitality) and  enhances spermatozoa quality (decreases of vacuoles in the sperm nucleus, decreases DNA fragmentation, decreases the dynamics of sperm DNA fragmentation and improvement on the inventory of mobile sperms.

Fluticare™ (Fluticasone propionate nasal spray)

We expect that the ANDA filed in November 2014 with the FDA may be approved in the first half of 2016, which will allow the Company to market and sell Fluticare™ over the counter.  FlutiCare™ is a nasal spray in the form of Fluticasone propionate that has been the most prescribed nasal spray to patients in the U.S. for more than five consecutive years. The nasal steroid market is over $1 billion annually in the U.S.

Sales and Marketing Strategy

Our sales and marketing strategy is based on (a) working with direct commercial channel partners in the U.S. and also directly marketing the products ourselves to physicians, urologists, gynecologists and therapists and to other healthcare providers and (b) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We market and distribute our products in the U.S. through retailers, wholesalers and online channels. The Company promotes its products directly to physicians, urologists, gynecologists and therapists and to other healthcare providers through a co-promotion partnership with Consortia Health. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of using our partners to commercialize our products is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing the incremental spending impact on the Company.

Manufacturers and Single Source Suppliers

We use third-party manufacturers for the production of our products for development and commercial purposes. We believe there is currently excess capacity for manufacturing in the marketplace and opportunities to lower manufacturing cost through outsourcing to regions and countries that can do it on a more cost-effective basis. Some of our products are currently available only from sole or limited suppliers. We currently have multiple contract manufacturers for our multiple products and we issue purchase orders to these suppliers each time we require replenishment of our product inventory. All of our current manufacturers are based in the U.S. and we are looking to establish contract manufacturing for certain of our products in Europe and the Middle Eastern and Northern Africa region to reduce the cost and risk of supply chain to our current and potential commercial partners in their territories.

Government Regulation

Our products are normally subject to regulatory approval or must comply with various U.S. and international regulatory requirements. Unlike pharmaceutical companies who primarily sell prescription products, we currently sell drug or health products into the OTC market. While prescription products normally must progress from pre-clinical to clinical to FDA approval and then can be marketed and sold, our products are normally subject to conformity to FDA monograph requirements and similar requirements in other countries, which requires a shorter time frame for us to satisfy regulatory requirements and permits us to begin commercialization.

Below is a brief description of the FDA regulatory process for the Company’s products in the U.S.

US Food and Drug Administration

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our product candidates. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

The FDA regulates, among other things, the research, manufacture, promotion and distribution of drugs in the US under the Federal Food, Drug and Cosmetic Act, or the FFDCA, and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•
for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a new drug application, or NDA;

•	submission to the FDA of an abbreviated new drug application, or ANDA

•
satisfactory completion of an FDA preapproval inspection of the manufacturing facilities at which the product is produced to assess compliance with current Good Manufacturing Practice, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board, or IRB, at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

Abbreviated New Drug Application

An ANDA contains data which when submitted to FDA's Center for Drug Evaluation and Research, Office of Generic Drugs, provides for the review and ultimate approval of a generic drug product. Once approved, an applicant may manufacture and market the generic drug product to provide a safe, effective, low cost alternative to the public than a bioequivalent prescription product.

A generic drug product is one that is comparable to an innovator drug product in dosage form, strength, route of administration, quality, performance characteristics and intended use.  Generic drug applications are termed "abbreviated" because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and effectiveness.  Instead, generic applicants must scientifically demonstrate that their product is bioequivalent (i.e., performs in the same manner as the innovator drug).  One way scientists demonstrate bioequivalence is to measure the time it takes the generic drug to reach the bloodstream in 24 to 36 healthy, volunteers.  This gives them the rate of absorption, or bioavailability, of the generic drug, which they can then compare to that of the innovator drug.  The generic version must deliver the same amount of active ingredients into a patient's bloodstream in the same amount of time as the innovator drug.

Using bioequivalence as the basis for approving generic copies of drug products was established by the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Waxman-Hatch Act. This Act expedites the availability of less costly generic drugs by permitting FDA to approve applications to market generic versions of brand-name drugs without conducting costly and duplicative clinical trials.  At the same time, the Act granted companies the ability to apply for up to five additional years of patent protection for the innovator drugs developed to make up for time lost while their products were going through the FDA's approval process. Brand-name drugs are subject to the same bioequivalence tests as generics upon reformulation.

BioEquivalency Studies

Studies to measure bioavailability and/or establish bioequivalence of a product are important elements in support of investigational new drug applications, or INDs, new drug applications, or NDAs, ANDAs and their supplements. As part of INDs and NDAs for orally administered drug products, bioavailability studies focus on determining the process by which a drug is released from the oral dosage form and moves to the site of action. Bioavailability data provide an estimate of the fraction of the drug absorbed, as well as its subsequent distribution and elimination. Bioavailability can be generally documented by a systemic exposure profile obtained by measuring drug and/or metabolite concentration in the systemic circulation over time. The systemic exposure profile determined during clinical trials in the IND period can serve as a benchmark for subsequent bioequivalence studies. Studies to establish bioequivalence between two products are important for certain changes before approval for a pioneer product in NDA and ANDA submissions and in the presence of certain post-approval changes in NDAs and ANDAs. In bioequivalence studies, an applicant compares the systemic exposure profile of a test drug product to that of a reference drug product. For two orally or intra-nasally administered drug products to be bioequivalent, the active drug ingredient or active moiety in the test product must exhibit the same rate.

OTC Monograph Process

The FDA regulates certain non-prescription drugs using an OTC Monograph which, when final, is published in the Code of Federal Regulations at 21 C.F.R. Parts 330-358. Such products that meet each of the conditions established in the OTC Monograph regulations, as well as all other applicable regulations, may be marketed without prior approval by the FDA.

The general conditions set forth for OTC Monograph products include, among other things:

•	the product is manufactured at FDA registered establishments and in accordance with cGMPs;

•
the product label meets applicable format and content requirements including permissible “Indications” and all required dosing instructions and limitations, warnings, precautions and contraindications that have been established in an applicable OTC Monograph;

•	the product contains only permissible active ingredients in permissible strengths and dosage forms;

•	the product contains only suitable inactive ingredients which are safe in the amounts administered and do not interfere with the effectiveness of the preparation; and

•	the product container and container components meet FDA’s requirements.

 The advertising for OTC drug products is regulated by the Federal Trade Commission, or FTC, which generally requires that advertising claims be truthful, not misleading, and substantiated by adequate and reliable scientific evidence. False, misleading or unsubstantiated OTC drug advertising may be subject to FTC enforcement action and may also be challenged in court by competitors or others under the federal Lanham Act or similar state laws. Penalties for false or misleading advertising may include monetary fines or judgments as well as injunctions against further dissemination of such advertising claims.

A product marketed pursuant to an OTC Monograph must be listed with the FDA’s Drug Regulation and Listing System and have a National Drug Code listing which is required for all marketed drug products. After marketing, the FDA may test the product or otherwise investigate the manufacturing and development of the product to ensure compliance with the OTC Monograph. Should the FDA determine that a product is not marketed in compliance with the OTC Monograph or is advertised outside of its regulations, the FDA may require corrective action up to and including market withdrawal and recall.

Other Regulatory Requirements

Maintaining substantial compliance with appropriate federal, state, local and international statutes and regulations requires the expenditure of substantial time and financial resources. Drug manufacturers are required to register their establishments with the FDA and certain state agencies and, after approval, the FDA and these state agencies conduct periodic unannounced inspections to ensure continued compliance with ongoing regulatory requirements, including cGMPs. In addition, after approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. The FDA may require post-approval testing and surveillance programs to monitor safety and the effectiveness of approved products that have been commercialized. Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

•	meeting record-keeping requirements;

•	reporting of adverse experiences with the drug;

•	providing the FDA with updated safety and efficacy information;

•	reporting on advertisements and promotional labeling;

•	drug sampling and distribution requirements; and

•	complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us or on the manufacturers and distributors of our approved products, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution and disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications and criminal prosecution resulting in fines and incarceration. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label or unapproved uses may be subject to significant liability. In addition, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

Competition

The OTC pharmaceutical market is highly competitive with many established manufacturers, suppliers and distributors that are actively engaged in all phases of the business. We believe that competition in the sale of our products will be based primarily on efficacy, regulatory compliance, brand awareness, availability, product safety and price. Our brand name OTC pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products. All of our existing products and products we have agreements to acquire compete with generic and other competitive products in the marketplace.

Competing in the branded product business requires us to identify and quickly bring to market new products embodying technological innovations. Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety and value to healthcare professionals in private practice, group practices and managed care organizations. We anticipate that our branded product offerings will support our existing lines of therapeutic focus. Based upon business conditions and other factors, we regularly reexamine our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities.

Some of our existing products and products we have agreements to acquire compete with one or more products marketed by very large pharmaceutical companies that have much greater financial resources for marketing, selling and developing their products. These competitors, as well as others, have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for the same markets and/or products, their financial and market strength could prevent us from capturing a meaningful share of those markets.

We also compete with other OTC pharmaceutical companies for product line acquisitions as well as for new products and acquisitions of other companies.

Research and Development

We have used outside contract research organizations to carry out our research and development activities.  During the years ended December 31, 2014 and 2013, we incurred research and development costs totaling $143,914 and $92,923, respectively. This increase was a result of testing, non-human primate safety studies, clinical studies and material purchases for our products Zestra®, Zestra Glide ®, EjectDelay® and Sensum+™. For the  nine months ended  September 30 , 2015, we incurred no research and development costs.

Employees

We currently have one full-time employee, Dr. Bassam Damaj, who serves as our President, Chief Financial Officer and Chief Executive Officer. We also rely on a number of consultants. Our employee is not represented by a labor union or by a collective bargaining agreement. Subject to the availability of financing, we intend to expand our staff to implement our growth strategy.

Intellectual Property Protection

Our ability to protect our intellectual property, including our technology, will be an important factor in the success and continued growth of our business. We protect our intellectual property through trade secrets law, patents, copyrights, trademarks and contracts. Some of our technology relies upon third-party licensed intellectual property.

We currently hold 4 patents in the United States and 11 patents registered outside the United States. We currently have 11 patent applications pending in countries other than the United States.

 We own 9 trademarks registrations including Vesele® trademark and have 1 trademark application pending in the United States.  We also own 20 trademarks registered outside of the United States, with no applications currently pending.

We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants and companies with which we conduct business.

FACILITIES - DESCRIPTION OF PROPERTY

Our corporate office is located at 9171 Towne Center Drive, Suite 440, San Diego, CA 92122. Our lease requires a monthly rent payment of approximately $7,270 per month through December 31, 2015.

LEGAL PROCEEDINGS

In the normal course of business, the Company may be a party to legal proceedings. The Company is not currently a party to any material legal proceedings.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Title
Bassam Damaj, Ph.D.	47	President, Chief Executive Officer, Chief Accounting Officer
Henry Esber, Ph.D.	76	Chairman of the Board of Directors
Vivian Liu	53	Director
Ziad Mirza, M.D.	53	Director

Duties, Responsibilities and Experience

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually and serve at the discretion of the Board of Directors.

Bassam Damaj, Ph.D. has served on our Board of Directors and as our President and Chief Executive Officer, since January 22, 2013 and as Chief Accounting Officer since July 16, 2015. Before joining Innovus Pharma, Dr. Damaj served as President and Chief Executive Officer of Apricus Biosciences, Inc. (NASDAQ: APRI) (“Apricus Bio”) from December 2009 until November 2012. Before joining Apricus Bio, Dr. Damaj was a co-founder of Bio-Quant, Inc. and served as the Chief Executive Officer and Chief Scientific Officer and as a member of Bio-Quant’s board of directors from its inception in June 2000 until its acquisition by Apricus Bio in June 2011. In addition, Dr. Damaj was the founder, Chairman, President and Chief Executive Officer of R&D Healthcare and the co-founder of Celltek Biotechnologies. He also served as a member of the Board of Directors of CreAgri, Inc. and was Member of the Scientific Advisory Board of MicroIslet, Inc. He is the author of the Immunological Reagents and Solutions reference book, the inventor of many patents and the author of numerous peer reviewed scientific publications. Dr. Damaj won a U.S. Congressional award for the Anthrax Multiplex Diagnostic Test in 2003. Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology at McGill University.  Dr. Damaj’s significant experience with our business and his significant executive leadership experience, including his experience leading several pharmaceutical companies, were instrumental in his selection as a member of the board of directors.

Henry Esber, Ph.D. has served as a member of our Board of Directors since January 2011 and has served as Chairman of the Board since January 18, 2013. In 2000, Dr. Esber co-founded Bio-Quant, Inc., a pre-clinical discovery contract research organization in San Diego, California. From 2000 to 2010, he served as its Senior Vice President and Chief Business Development Officer. Dr. Esber has more than 30 years of experience in the pharmaceutical service industry. Dr. Esber served on the Board of Directors of Apricus Bio from December 2009 to January 2013 and currently serves on the Board of Directors of several private pharmaceutical companies.  Dr. Esber’s significant scientific background and experience was instrumental in his selection as a member of the board of directors.

Vivian Liu has served as a member of our Board of Directors since December 2011 and served as our President, Chief Executive Officer and Chief Financial Officer from December 2011 to January 22, 2013. Prior to that, she served as the President and Chief Executive Officer of FasTrack Pharma from January 2011 to December 2011. In 1995, Ms. Liu co-founded NexMed, Inc., which in 2010 was renamed to Apricus BioSciences, Inc. (Nasdaq: APRI). Ms. Liu was NexMed’s President and Chief Executive Officer from 2007 to 2009. Prior to her appointment as President, Ms. Liu served in several executive capacities, including Executive Vice President, Chief Operating Officer, Chief Financial Officer and Vice President of Corporate Affairs. She was appointed as a director of NexMed in 2007 and served as Chairman of its Board of Directors from 2009 to 2010. Ms. Liu has an M.P.A. from the University of Southern California and has a B.A. from the University of California, Berkeley.  Ms. 'Liu’s significant executive leadership experience, including her experience leading several pharmaceutical companies, as well as her membership on public company boards was instrumental in her selection as a member of the board of directors.

Ziad Mirza, M.D. has served as a member of our Board of Directors since December 2011 and served as Chairman of our Board of Directors from December 2011 to January 2013. He also served as FasTrack’s Acting Chief Executive Officer from March 2010 to December 2010. He is the President and co-founder of Baltimore Medical and Surgical Associates. He is a Certified Medical Director of long term care through the American Medical Directors Association. He is also a Certified Physician Executive from the American College of Physician Executives. He consults for pharmaceutical companies on clinical trial design. He has a medical degree from the American University of Beirut and completed his residency at Good Samaritan Hospital in Baltimore. He received an M.B.A. from the University of Massachusetts.  Dr. Mirza’s significant medical and scientific background was instrumental in his selection as a member of the Board of Directors.

Family Relationships

Dr. Mirza and Dr. Damaj are third generation cousins. Otherwise, there are no family relationships among any of the members of our Board of Directors or our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus and as adjusted giving effect to the sale, conversion and/or exercise of 13,004,166 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering (1)	Percent After Offering(3)
Bassam Damaj	6,221,681	14.3%	11.0%
Henry Esber	2,101,070(2)	4.8%	3.6%
Vivian Liu	844,683	1.9%	1.5%
Ziad Mirza	417,346	1.0%	1.0%
Novalere Holdings LLC	12,808,796	29.5%	22.2%
All Directors, Officers and Principle Stockholders as a Group	16,171,895	37.3%	28.0%

(1)	Percentage based upon 43,397,480 shares of common stock issued and outstanding as of September 10, 2015.

(2)	Includes 384,108 shares held by his spouse.

(3)	Assuming all Notes are converted and Warrants are exercised, total outstanding of up to 57,725,638.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

Restricted Stock Grant

During March 2015, the Company entered into stock unit agreements with its employees, board of directors and certain key consultants. Under the terms of the agreements, the Company issued 10,370,000 stock units, of which 3,456,666 of the units vested immediately, while the remaining 6,913,333 will vest in eight equal quarterly installments until March 2016, subject to the continued service to the Company as of the vesting date.  The Company will recognize compensation expense and other expense as appropriate in the first quarter corresponding to the appropriate service period.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of Innovus will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders

•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

•	or under applicable Sections of the Nevada Revised Statutes

•	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

•	for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Innovus. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Innovus in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

REPORTS TO STOCKHOLDERS

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the exchange act, we will and do file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website (http://www.sec.gov ).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company will not receive any proceeds from this offering, except for the exercise price of the Warrants upon exercise.

Overview

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We provide innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market five products in the United States and in 25 countries around the world through our commercial partners.

Strategy

Our corporate strategy focuses on two primary objectives:

1.
Developing a diversified product portfolio of exclusive, unique and patented non-prescription pharmaceutical and consumer health products through: (a) the acquisition of products or obtaining exclusive rights to market such products; and (b) the introduction of line extensions and reformulations of currently marketed products; and

2.
Building an innovative, global sales and marketing model through commercial partnerships with established complimentary partners that: (a) generates revenue; and (b) requires a lower cost structure compared to traditional pharmaceutical companies.

We believe that our proven ability to market, license, acquire and develop brand name non-prescription pharmaceutical and consumer health products uniquely positions us to commercialize our products and grow in this market in a differentiated way.

Sales and Marketing Strategy

 Our sales and marketing strategy is based on (a) working with direct commercial channel partners in the U.S. and also directly marketing the products ourselves to primary care physicians, urologists, gynecologists and therapists and to other healthcare providers and (b) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We market and distribute our products in the U.S. through retailers, wholesalers and online channels. We also promote our products directly to primary care physicians, urologists, gynecologists and therapists and to other healthcare providers through a co-promotion partnership with Consortia Health. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of working to commercialize our products internationally is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing the incremental spending impact on the Company.

Results of Operations for the  Three and  Nine Months Ended  September 30, 2015 Compared with the  Three and  Nine Months Ended  September 30, 2014

	Nine Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014
NET REVENUES	$560,069	$722,959	$179,744	$443,087
COST OF GOODS COLD	242,808	157,696	102,359	51,299
GROSS PROFIT	317,261	565,263	77,385	391,788

OPERATING EXPENSES	-	-	-	-
Research and development	-	128,580	-	18,885
General and administrative	3,081,191	3,285,923	731,221	993,951
Total Operating Expenses	3,081,191	3,414,503	731,221	1,012,836
LOSS FROM OPERATIONS	(2,763,930)	(2,849,240)	(473,360)	(621,048)
Interest expense	(744,726)	(395,603)	(97,484)	(98,766)
Loss on extinguishment of debt	(32,500)	(406,833)	-	(406,833)
Change in fair value of derivative liability	316,378	-	268,449	-
NET LOSS	$(3,224,778)	$(3,651,676)	$(858,747)	$(1,126,647)

Revenue: The Company recognized revenue of $560,069 for the nine months ended September 30, 2015, compared to $722,959 for the nine months ended September 30, 2014 and $179,744 for the three months ended September 30, 2015, compared to $443,087 for the three months ended September 30, 2014. The decrease in revenue for the nine and three months ended September 30, 2015 was caused by the timing of the licensing transactions (a decrease of approximately $300,000) and obtaining proper local authorizations to ship products partially offset by increased sales of products.

Cost of Goods Sold: We recognized cost of goods sold of $242,808 for the nine months ended September 30, 2015, compared to $157,696 for the nine months ended September 30, 2014 and $102,359 for the three months ended September 30, 2015, compared to $51,299 for the three months ended September 30, 2014. The cost of goods sold includes the cost of inventory, shipping and royalties. The increase in cost of goods sold is a result of cost of products sold versus upfront payments from partnerships signed in the prior year.

Research & Development: Research and development expenses in 2014 are mainly related to the development and post marketing studies supporting Zestra®, Zestra Glide®, Sensum+® and EjectDelay®.  There were no research & development costs during the  nine or three months ended  September 30, 2015, as the Company has completed many of its post marketing studies and launched the products for sale.  We do not expect to incur any significant research and development costs related to Fluticare™ as the ANDA has been submitted and we are awaiting FDA correspondence.

General and Administrative: General and administrative expenses consist primarily of sales and marketing support, legal, accounting, public company costs and other infrastructure expenses related to the launch of our products. Additionally, our general and administrative expenses include professional fees, investor relations, insurance premiums, public reporting costs and general corporate expenses.

         General and administrative expenses were $3,081,191 for the nine months ended September 30, 2015, compared to $3,285,923 for the nine months ended September 30, 2014 and $731,221 for the three months ended September 30, 2015, compared to $993,951 for the three months ended September 30, 2014. The decrease was primarily due to a decrease in consulting fees related to the preparation for product launch which occurred in 2014. We expect our general and administrative expenses to increase most notably in the area of compensation as we build our business and increase our sales and commercialization efforts of our products.

Interest expense: Interest expense primarily includes interest related to the Company’s debt and amortization of debt discount (See Notes 7 and 8 to the financial statements). Due to the shares, warrants and cash discounts provided to our lenders, the effective interest rate is significantly higher than the coupon rate.  The increase in interest expense for all the nine and three month periods reflects both larger debt amounts and the larger amount of debt discount amortization.

Liquidity and Capital Resources
The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products domestic and internationally. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses and negative cash flows from operations each year since its inception.  As of September 30, 2015, the Company had an accumulated deficit of $14,456,745 and a working capital deficit of $1,216,181.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. For the nine-months ended September 30, 2015, the Company raised $1,555,000 in funds, which included $1,325,000 from the issuance of convertible debentures (with warrants and common stock) to three unrelated parties, $180,000 from the issuance of notes payable to two unrelated third parties and $50,000 in proceeds from the issuance of a non-convertible debt instrument to a related party. The funds raised through the issuance of the convertible debentures were used to pay off other debt instruments and accounts payable, to increase inventory and buy raw material and packaging and for operations.

As of September 30, 2015, the Company had $149,521 in cash and $1.6 million in cash available for use under the Line Of Credit Convertible Debenture with a related party (See Note 8). During the nine-months ended September 30, 2015, the Company recognized $560,069 in revenues. While the Company had a working capital deficiency of $1,216,181 at September 30, 2015, the Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the LOC Convertible Debenture and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least October 1, 2016.

In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the note is automatically converted to common stock at a 40% discount to the market value of common stock.

The Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

In addition, the Company continues to seek new licensing agreements from third-party vendors to commercialize its products in territories outside the U.S., which could result in upfront, milestone, royalty and/or other payments. The Company may also seek to raise capital, debt or equity, from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all. However, the Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity, from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

The Company’s principle debt instruments include the following:

In the 3rd quarter of 2015, the Company and entered into Securities Purchase Agreements with three (3) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $1,325,000.00 pursuant to which it sold:

Six (6) Convertible Promissory Notes of the Company. Two in the principal amount of $275,000, one for $550,000, one for $137,500, and two for $110,000 (each a “Note” and collectively the “Notes”) (the Notes were sold at a 10% original issue discount and the Company received an aggregate total of $1,242,500 in funds thereunder after debt issuance costs of $82,500). The principal amount due under the note is $1,457,500. The Notes and accrued interest are convertible into shares of common stock of the Company (the “Common Stock”) beginning six (6) months from the date of execution, at a conversion price of $0.15 per share. The maturity date of the first Note is August 15, 2016, and the maturity date of the second Note is August 28, 2016. The third Note has a maturity date of September 14, 2016 the fourth has a maturity date of September 26, 2016, the fifth is October 29, 2016 and the sixth is October 20, 2016. The Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock. For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Notes at any time on the terms set forth in the Notes at the rate of 115% of the then outstanding balance of the Notes. Under the terms of the Notes, the Company shall not effect certain corporate and business actions during the term of the Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Notes; additionally, the Company granted the Note holder registration rights for the shares of Common Stock underlying the Notes pursuant to Registration Rights Agreements.

In addition, the Company issued:

1.
A Common Stock Purchase Warrant to each Buyer, which allows the first two Buyers to purchase 600,000 shares of common stock each and the third Buyer to purchase 125,000 shares of common stock and the placement agent to purchase 483,333 shares of common stock (aggregating 1,808,333 shares of the Company at an exercise price of $0.30 and

2.	4,337,500 restricted shares of Common Stock to the Buyers.

Line of Credit Convertible Debenture

In January 2013, the Company entered into a line of credit convertible debenture with its President and Chief Executive Officer (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing; and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount borrowable to $1 million; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion will be either the Company’s securities that are issued to the investors in the Financing or, if the Financing does not occur by July 1, 2016, shares of the Company’s common stock based on a conversion price of $0.312 per share. The LOC Convertible Debenture continues to bear interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed.

During the year ended December 31, 2013, the Company borrowed $448,475 pursuant to the LOC Convertible Debenture. The LOC Convertible Debenture contained a Beneficial Conversion Feature of $98,335, which was included in the balance sheet at December 31, 2013 as a discount to the related debt security and accreted as non-cash interest expense over the expected term of the loan using the effective interest method.

On February 19, 2014, the Company agreed with the holder of the LOC Convertible Debenture to convert the then outstanding principal and interest owed as of such date into shares of the Company’s common stock at a conversion price of $0.40 per share. The principal and interest amount owed under the LOC Convertible Debenture immediately prior to conversion was $476,165, which was converted into 1,190,411 shares of the Company’s common stock. The debt discount of $89,452 related to the BCF for the converted portion was recorded as interest expense.

On July 22, 2014, the Company agreed with the holder of the LOC Convertible Debenture to increase the principal amount that may be borrowed from up to $1,000,000 to up to $1,500,000. On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016.

During the nine months ended September 30, 2015, the Company borrowed $114 under the LOC Convertible Debenture. The $114 borrowed under the LOC Convertible Debenture along with the accrued interest resulted in a beneficial conversion feature of $6,275. As of September 30, 2015, the Company owed a balance of $424,192 in principal amount under the LOC Convertible Debenture and there was approximately $1.6 million remaining on the line of credit and available to use.

Cash Flows

For the nine months ended September 30, 2015, cash used in operating activities was $786,012, consisting primarily of the net loss for the period of $3,224,778, which was partially offset by non-cash stock-based compensation expense of $831,807, common stock, stock units and stock options issued for services of $457,186 and amortization of debt discount of $539,206. Additionally, working capital changes consisted of cash increases of $123,372 related to a decrease in accounts receivable from cash collections from customers, $233,558 related to an increase in accounts payable and accrued expenses.

Off Balance Sheet Arrangements

As of  September 30, 2015, there were no off balance sheet arrangements.

Director Independence

We are not a listed issuer and, therefore, under Item 407 of Regulation S-K, for purposes of determining whether our directors are independent, we are to use a definition of independence of a national securities exchange or of an inter-dealer quotation system which has requirements that a majority of the board of directors be independent, and state which definition is used. Whatever such definition we choose, we must use the same definition with respect to all directors. Our board of directors has determined that two of our current directors, Dr. Henry Esber and Ziad Mirza, are independent as defined by the Nasdaq Marketplace Rules.

We are not required to have any independent members of the Board of Directors.

Limited Public Market for Common Stock

There is presently a limited public market for our common stock.  We are listed on the OTC Quotation Board under the symbol “INNV.” The last closing price of our common stock was $0.09 on December 10 , 2015.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Innovus Pharmaceuticals, Inc.’s common stock is listed for trading on the OTC Quotation Board under the symbol “INNV.” The last closing price of our common stock was $0.09 on December 10 , 2015.

The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

Period ended:	High	Low

September 30, 2014	$0.49	$0.16
December 31, 2014	$0.40	$0.17
March 31, 2015	$0.25	$0.13
June 30, 2015	$0.17	$0.12
September 30, 2015	$0.15	$0.07

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders

As of December 10 , 2015, we had  47,141,230 shares of $0.001 par value common stock issued and outstanding held by approximately 763 shareholders of record.  Our transfer agent is: Interwest Transfer Co., Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;

•	earnings;

•	need for funds;

•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and

•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning compensation earned for services rendered to us during the years ended December 31, 2014 and December 31, 2013 by (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of each of the last two completed fiscal years; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer at the end of each of the last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Stock Unit Awards ($)		All Other Compensation ($)	Total ($)

Bassam Damaj President, Chief Executive Officer and Chief Financial Officer	2013	$0	(4)	$0		$0	$0	$2,418,000	(1)	$0	$2,418,000
	2014	$0	(4)	$281,250	(3)	$0					$281,250

Lynette Dillen Former Executive Vice President and Chief Financial Officer (5)	2014	136,658		$0		$0	$0	198,000		$0	$334,658

Vivian Liu Former President and Chief Executive Officer(2)	2013	$0		$0		$0	$0	$0		$0	$0

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of restricted stock awards granted during the respective fiscal year.

(2)	Ms. Lui was our President and Chief Executive Officer until January 22, 2013.

(3)	Restricted Stock Units issued in lieu of cash bonus.

(4)
Pursuant to the LOC Convertible Debenture, Dr. Damaj has agreed not to draw a salary pursuant to his employment agreement for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern.

(5)	Ms. Dillen was the Chief Financial Officer until July 16, 2015.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2014:

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Bassam Damaj	437,500	78.750

Lynette Dillen	300,000	54,000

Restricted Stock Grant

During March 2015, the Company entered into stock unit agreements with its employees, board of directors and certain key consultants. Under the terms of the agreements, the Company issued 10,370,000 stock units, of which 3,456,666 of the units vested immediately, while the remaining 6,913,333 will vest in eight equal quarterly installments until March 2016, subject to the continued service to the Company as of the vesting date.  The Company will recognize compensation expense and other expense as appropriate in the first quarter corresponding to the appropriate service period.

Employment Agreements

Dr. Damaj and Ms. Dillen

On January 22, 2013, the Company entered into an employment agreement (the “Damaj Employment Agreement”) with Dr. Bassam Damaj (“Damaj”) to serve as its President and Chief Executive Officer, which was amended on January 21, 2015.  On January 21, 2015, the Company and Lynnette Dillen (“Dillen” and together with Damaj, the “Executives”) entered into an employment agreement (the “Dillen Employment Agreement” and together with the Damaj Employment Agreement, the “Employment Agreements”) to continue to serve as the Company’s Executive Vice President and Chief Financial Officer.

The Damaj Employment Agreement has an initial term of five years, which term will be extended by an additional year on the fourth and each subsequent anniversary.  Dr. Damaj earned a base salary of $375,000 for the first year, increasing to $440,000 in the second year and increasing a minimum of 10% per year thereafter.  Dr. Damaj’s salary will be accrued and not paid for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern, in Dr. Damaj’s sole determination. The Dillen Employment Agreement had an initial term of five years, which term was to be extended by an additional year on the fourth and each subsequent anniversary of Dillen’s start date of February 6, 2014 (the “Start Date”).  Dillen received a base salary of $250,000 per annum (which was increased from $200,000 per annum for the first six months from the Start Date).

Pursuant to the Employment Agreements, Damaj and Dillen will have annual cash bonus targets equal to 75% and 30%, respectively, of base salary, based on performance objectives established by the board of directors, with the board of directors determining the amount of the annual bonus.  In addition, Dillen was to receive a bonus of $100,000 upon our successful listing on The NASDAQ Stock Market, and subject to board of directors approval, a restricted-stock unit grant of 100,000 shares of common stock.  Further, upon us completing of raising $4 million in financing, Dillen was to receive a bonus of $100,000.

Damaj received a restricted stock unit grant of 6,000,000 shares of common stock on January 22, 2013, of which 2,000,000 shares vested immediately and the remaining 4,000,000 shares vested in eight equal quarterly installments beginning on April 1, 2013.  On the Start Date, Dillen received a restricted stock unit grant of 600,000 shares of common stock, of which 200,000 shares vested on the six month anniversary of the Start Date and the remaining 400,000 shares were to vest in 50,000 increments on a quarterly basis starting with the nine month anniversary of the Start Date.

Upon termination of the Employment Agreements for any reason, the Executives will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year and (ii) Company group medical, dental and vision insurance coverage for such Executive and their dependents for 12 months (six months for Dillen) paid by the Company.

Pursuant to the Employment Agreements, if Executive’s employment is terminated as a result of death, disability or without Cause (as defined in the Employment Agreements) or Executive resigns for Good Reason (as defined in the Employment Agreements), Executive or their estate, as applicable, is entitled to the following payments and benefits, provided that a mutual release of claims is executed: (1) a cash payment in an amount equal to nine months of Executive’s base salary and annual target bonus amount as in effect immediately prior to the date of termination (for Damaj, 1.5 times his then base salary and annual target bonus amount, or two times his then base salary and annual target bonus amount if such termination occurs within 24 months of a change of control); (2) Company group medical, dental and vision insurance coverage for Executive and their dependents for 24 months (six months for Dillen) paid by the Company; and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

For purposes of the  Employment Agreements, “Cause” generally means (1) commission of fraud or other unlawful conduct in the performance of duties for the Company, (2) conviction of or, entry into a plea of “guilty” or “no contest” to, a felony under United States federal or state law, and such felony is either work-related or materially impairs Executive’s ability to perform services to the Company and (3) a willful, material breach of the Employment Agreement that causes material harm to the Company, provided, however, that the board of directors must provide 30 days prior written notice of its intention to terminate for Cause and give Executive the opportunity to cure or remedy such alleged Cause and present Executive’s case to the board of directors and afterwards, at least 75% of the board of directors (except for Damaj in the event he the subject of the hearing) affirmatively determines that termination is for Cause.

For purposes of the  Employment Agreements, “Good Reason” generally means that within one year prior to the date of resigning, (1) a material diminution in Executive’s title, authority, duties or responsibilities (for Damaj, this includes remaining a member of the board of directors), (2) a reduction in Executive’s base salary or target bonus amount, (3) a change in the geographic location greater than 25 miles (100 miles for Dillen) from the current office at which Executive must perform her duties, (4)  the Company elects not to renew the  Employment Agreement for another term or (5) the Company materially breaches any provision of the Employment Agreement, provided, however, that Executive must provide 30 days prior written notice of his or her intention to resign for Good Reason, which notice must be given within 90 days of the initial occurrence of such cause and gives the Company the opportunity to cure or remedy such alleged Good Reason.

In June, 2015 Ms. Dillen decided to pursue another opportunity with another company in the biotechnology industry.  Her last day with the Company was July 16, 2015 and Mr. Reuven Rubinson, CPA, MBA assumed the leadership of the Company’s accounting and finance functions as the Company Executive Vice President.

Director Compensation

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2014 for services to our company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Henry Esber	-	24,000	24,000
Vivian Liu	-	12,000	12,000
Ziad Mirza	-	12,000	12,000

Board Committees

We do not currently have any committees of the Board of Directors. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock is Interwest Transfer Co., Inc. 1981 Murray Holladay Road, Suite 100 Salt Lake, UT 84117.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, and assuming the exercise of all the Warrants and Notes, we may have outstanding an aggregate of up to 56,401,646 issued and outstanding. Of these shares, at least 16,310,833 will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale on the date of this prospectus; and

•	the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Innovus at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In 2013, we engaged the services of EisnerAmper, LLP to audit our financial statements for the years ending December 31, 2013 and 2014. They are our only auditor. We have no disagreements with our auditor through the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Innovus Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Innovus Pharmaceuticals, Inc. (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company’s President and Chief Executive Officer, who is also a major shareholder, has deferred the payment of his salary and provided a line of credit to the Company. The Company's liquidity and financing plans are also described in Note 1.

/s/ EisnerAmper LLP
March 31, 2015
Iselin, New Jersey

INNOVUS PHARMACEUTICALS, INC.
Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013
ASSETS

CURRENT ASSETS

Cash	$7,479	$33,374
Accounts receivable	191,601	216,641
Prepaid Expenses	55,024	56,472
Inventory	265,959	177,851

Total Current Assets	520,063	484,338

OTHER ASSETS

Property & Equipment	54,511	78,973
Deposits	21,919	21,919
Goodwill	429,225	421,372
Intangible assets, net	1,055,372	1,106,831

TOTAL ASSETS	$2,081,090	$2,113,433

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$362,160	$143,756
Deferred revenue	25,224	175,569
Accrued interest payable (current portion)	52,568	3,224
Notes payable, net of debt discount of $55,982 in 2014 and $0 in 2013	314,018	370,000

Total Current Liabilities	753,970	692,549

NON-CURRENT LIABILITIES

Accrued compensation	906,928	395,667
Accrued interest payable (non-current portion)	-	57,820
Notes payable, net of debt discount of $67,726 in 2014 and $0 in 2013	24,274	-
Debentures - related parties (non-current portion), net of debt discount of $76,492	497,586	511,465
Contingent Consideration	324,379	308,273

Total Non-Current Liabilities	1,753,167	1,273,225

TOTAL LIABILITIES	2,507,137	1,965,774

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock: 150,000,000 shares authorized, at $0.001 par value, 27,112,263 and 21,548,456 shares issued and outstanding, respectively	27,113	21,549
Additional paid-in capital	10,778,807	6,531,110
Accumulated Deficit	(11,231,967)	(6,405,000)

Total Stockholders' Equity (Deficit)	(426,047)	147,659

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,081,090	$2,113,433

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2014		2013
Revenues:
Licensing revenues		$375,000		$-
Product sales		655,113		6,641
		1,030,113		6,641

OPERATING EXPENSES
Cost of product sales		292,080		1,821
Research and development		143,914		92,923
General and administrative		4,378,749		3,800,830

Total Operating Expenses		4,814,743		3,895,574

LOSS FROM OPERATIONS		(3,784,630)		(3,888,933)

Other Expenses:
LOSS ON EXTINGUISHMENT OF DEBT		(406,833)		-
FAIR VALUE ADJUSTMENT FOR CONTINGENT CONSIDERATION		(103,274)		-
INTEREST EXPENSE		(532,230)		(67,246)

NET LOSS		$(4,826,967)		$(3,956,179)

BASIC LOSS AND DILUTED LOSS PER SHARE	$	(0.16)	$	(0.19)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING- BASIC AND DILUTED		30,148,524		20,391,511

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(4,826,967)	$(3,956,179)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	63,450	-
Stock compensation	1,509,005	2,254,898
Common stock, stock units, and stock options issued for services	749,063	498,840
Debt discount	443,867	16,215
Amortization of intangibles	114,006	18,608
Extinguishment of Debt	406,833	-
Change in fair value of contingent consideration	103,274	-
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	25,040	(138,195)
Prepaid Expenses	(20,752)	(18,910)
Deposits	22,200	(43,119)
Inventory	(88,108)	2,590
Accounts payable and accrued expenses	210,549	103,823
Accrued compensation	511,262	395,667
Interest payable	86,353	45,908
Deferred revenue	(150,345)	175,569
Net Cash Used in Operating Activities	(841,270)	(644,286)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Semprae Inc. cash received	-	3,749
Purchase of equipment	(38,989)	-
Purchase of intangible assets	(22,545)	(4,149)

Net Cash Used in Investing Activities	(61,534)	(400)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds (Repayment) from notes payable, net	340,000	350,000
Proceeds from convertible debt	50,000	50,000
Proceeds from stock issued for cash	-	134,639
Proceeds from debentures - related party	150,000	70,000
Proceeds from LOC convertible debt - related party	424,078	448,475
Repayment of assumed debt related to acquisition of Semprae	-	(343,500)
Payment made on contingent consideration	(87,168)	-
Repayment of Dawson James Note	-	(50,000)

Net Cash Provided by Financing Activities	876,910	659,614

NET CHANGE IN CASH	(25,894)	14,928

CASH AT BEGINNING OF PERIOD	33,373	18,445

CASH AT END OF PERIOD	$7,479	$33,373

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Common stock of 1,900,000 shares issued for extinguishment of debt	$779,000
Common stock of 1,855,747 shares issued for conversion of convertible debt	$753,807
Common stock of 142,857 shares issued for the purchase of Vesele	$40,000
Common stock of 631,313 shares issued with the CRI Asset Purchase agreement		$250,000
Common stock of 83,103 shares issued for conversion of convertible debt		$51,458
Common stock of 3,201,776 shares issued for acquisition of Semprae Laboratories, Inc.		$960,530

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Accumulated Equity (Deficit)	Total Stockholders' Equity (Deficit)
	(Shares)	(Amount)

Balance at December 31, 2012	16,197,782	$16,198	$2,220,202	$(2,448,821)	$(212,421)

Common stock issued for services	1,017,641	1,018	497,823	-	498,841

Stock compensation expense	-	-	2,254,898	-	2,254,898

Common stock issued for purchase of Sensum+ License	631,313	631	249,369	-	250,000

Common stock sold to related party for cash	416,841	417	134,222	-	134,639

Common stock issued upon conversion of debt	83,103	83	51,375	-	51,458

Convertible debt discount	-	-	165,892	-	165,892

Common stock issued for acquisition	3,201,776	3,202	957,328	-	960,530

Net loss for year ended December 31, 2013	-	-	-	(3,956,179)	(3,956,179)

Balance at December 31, 2013	21,548,456	21,549	6,531,110	(6,405,000)	147,658

Common stock and options issued for services	1,665,203	1,665	747,398	-	749,063
					-
Common stock issued for product acquisition	142,857	143	39,857	-	40,000

Stock compensation expense	-	-	1,509,005	-	1,509,005
					-
Common stock issued upon conversion of debt, of which 1,579,297 shares were issued to related parties	3,755,747	3,756	1,529,050	-	1,532,806
					-
Convertible debt discount - Beneficial Conversion Feature	-	-	325,855	-	325,855
					-
Convertible debt discount - Warrants	-	-	96,532		96,532
					-
Net loss for year ended December 31, 2014	-	-		(4,826,967)	(4,826,967)

Balance at December 31, 2014	27,112,263	27,113	10,778,807	(11,231,967)	(426,047)

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus” or the “Company”) is San Diego, California based commercial-stage  pharmaceuticals company that delivers safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality.  The Company is engaged in the commercialization, licensing, and development of non-prescription pharmaceutical products and consumer care health products backed with strong scientific and clinical evidence.

The Company became a public company through a reverse merger in 2010, and commenced commercial operations with its current business plan in 2013.

Acquisition of Semprae Laboratories, Inc.

On December 24, 2013, Innovus  entered into an agreement and plan of merger (the “Merger Agreement”) with Innovus Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Innovus  (“Merger Sub”), Semprae Laboratories, Inc., a Delaware corporation (“Semprae”), certain stockholders of Semprae and Quaker Bioventures II, L.P., a principal stockholder of Semprae, pursuant to which, on the same date, Merger Sub merged into Semprae with Semprae continuing as the surviving corporation and a wholly-owned subsidiary of Innovus .

Acquisition of Novalere FP, Inc.

On February 4, 2015, the Company, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary I”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary II”), Novalere FP, Inc., a Delaware corporation (“Novalere”), and Novalere Holdings, LLC, a Delaware limited liability company (“Novalere Holdings”), as representative of the shareholders of Novalere (the “Novalere Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “Merger”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of Innovus. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary changed its name to Novalere, Inc. The transaction recorded and subsequently closed on February 5, 2015.

With the Merger, Innovus acquired the worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray) from Novalere.  Innovus expects that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration may be approved by the end of 2015 or in the first half of 2016.  An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug. (See Note 10)

Basis of Presentation and Principles of Consolidation

These condensed consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include all assets, liabilities, revenues and expenses of the Company and its wholly-owned subsidiaries.  All material intercompany transactions and balances have been eliminated. Certain items have been reclassified to conform to the current presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Such management estimates include equity-based instruments, realizability of deferred tax assets and intangible assets, contingent consideration and allowance for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Liquidity

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, and from revenues generated from the recent launch of its products and commercial partnerships signed for the sale and distribution of its products in 28 countries. These funds have provided the Company with the resources to operate its business, to sell and support its products, attract and retain key personnel, and add new products to its portfolio. To date, the Company has experienced net losses and negative cash flows from operations each year since its inception. As of December 31, 2014, the Company had an accumulated deficit of $11,231,967.

 The Company has raised funds through the issuance of debt and the sale of common stock. For the year ended December 31, 2014 the Company raised $1.0 million in funds, which included $0.4 million from the issuance of convertible debentures to unrelated third parties in February 2014 and September 2014, $0.2 million in proceeds from the issuance of additional non-convertible debt instruments, as well as $0.4 million in proceeds from borrowings under a Convertible Debenture Line of Credit (“LOC Convertible Debenture”) that the Company entered into with its President and Chief Executive Officer. The LOC Convertible Debenture provides the Company with a line of credit in the amount of up to $1.5 million through the earlier of its successful completion of a financing of $4 million, or July 2016.  At December 31, 2014, the Company had approximately $1.1 million available for use.  In addition, Dr. Damaj’s funding commitment increases by the gross amount of any cash salary, bonus or severance payments provided to him under his employment agreement with us. His salary has been accrued and not paid under the provision of his employment agreement stating that salary payments will be accrued and not paid for so long as payment of such salary would jeopardize our ability to continue as a going concern.  Dr. Damaj has agreed not to require the Company to repay the borrowing under the LOC or his accrued salary prior to April 2016. The Company has also issued equity instruments where possible to pay for services from vendors and consultants.

As of December 31, 2014, the Company had $7,479 in cash and cash equivalents, $1.1 million in cash available for use under the LOC Convertible Debenture, and $0.2 million in accounts receivable. During the year ended December 31, 2014, the Company recognized $1.0 million in revenues, which included $0.3 million in upfront license fees from its partners for its commercial products and $0.7 million from sales of its commercially available products.  The Company expects that its existing capital resources, revenues from sales of its products, upcoming sales milestone payments from the commercial partners signed for its products, along with the $1.1 million in funds currently available for use under the LOC Convertible Debenture will be sufficient to allow the Company to continue its operations, commence the product development process, and launch selected products through at least April 1, 2016. However, the Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-U.S. distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates.

Other potential sources of liquidity in the short term include payments from the Company’s existing partners for license fees, entering into new collaborative, licensing or commercial agreements in additional territories, and revenues from the sale of its products.

In addition to payments from the Company’s current licensing and commercial agreements, as well as funds from public and private financial markets, potential sources of liquidity in the long term include milestone, royalty and other payments from any future commercial agreements or licensees and revenues from sales of its own products. If the Company determines it is advisable to raise additional funds, the Company does not know whether adequate funding will be available to it on acceptable terms, if at all.

Fair Value Measurement

The Company’s financial instruments are cash, accounts receivable, accounts payable, accrued liabilities, convertible debentures and a convertible debt instrument. The recorded values of cash, trade accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature. The Company   believes the recorded values of convertible debentures and convertible debt, net of the discount, approximate the fair value as the interest rate (stated or effective) approximates market rates for similar types of instruments.  We remeasure the fair value of the contingent consideration arising from acquisitions each reporting period based upon amounts expected to be paid out under the terms of such agreements.

The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

•	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.

•	Level 3 measurements are unobservable inputs.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less when purchased.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, trade accounts receivable, and revenue. Cash held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation (“FDIC”) on such deposits.

Accounts receivable consist primarily of amounts receivable under our licensing agreements and product sale agreements. (See Note 4). In some cases, the Company also requires a percentage of payment in advance for product orders with its larger partners. The Company has not yet recognized revenue under these arrangements. The Company also performs ongoing credit evaluations of its customers and generally does not require collateral.  There have been no write-offs of trade accounts receivable during the periods presented.

The following table identifies customers with accounts receivable that individually exceed 10% of the Company’s total accounts receivable for December 31, 2014 and 2013:

	2014		2013
Ovation Pharma	85,000	44%	135,035	52%
Sothema Laboratories	52,187	27%	-	-
Wal-Mart	20,580	11%	37,963	15%

Revenues consist primarily of product sales and licensing rights to market and commercialize our products.  The following table identifies customers with revenues that individually exceed 10% of the Company’s total revenues for the year ended December 31, 2014:

Sothema Laboratories	245,380	23%
Ovation Pharma	175,000	17%
Wal-Mart	171,600	16%

Concentration of Suppliers

The Company has manufacturing relationships with a number of vendors or manufacturers for its products including: Sensum+®, EjectDelay®, Vesele®, and the Zestra® line of products. Pursuant to these relationships, the Company purchases product through purchase orders with its manufacturers. The Company is in the process of entering into more formal agreements with certain of these manufacturers.

Business Combinations

For business combinations the Company utilizes the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. These standards require that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The allocation of the purchase price is dependent upon certain valuations and other studies. Acquisition costs are expensed as incurred.

The Company recognizes separately from goodwill the fair value of assets acquired and the liabilities assumed. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the acquisition date fair values of the assets acquired and liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company's estimates are subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may retroactively record adjustments to the fair value of the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company's consolidated statements of operations.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Inventory

Inventory, consisting primarily of raw materials and finished goods, is valued at the lower of cost or market where cost is determined using the first-in, first-out method. Inventory is shown net of obsolescence and allowance for reducing the inventory cost to market. Obsolescence of inventory is determined based on shelf life or potential product replacement.

The following table identifies inventory by category at December 31, 2014:

	Amount
	2014	2013
Raw materials	$90,934	$123,379
Finished goods	84,249	63,948
Packaging supplies	100,252	-
Inventory reserve	(9,476)	(9,476)
Total at December 31, 2014	265,959	177,851

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over their estimated useful lives. The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Goodwill

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its reporting unit's carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. There was no impairment of goodwill for the year ended December 31, 2014 or 2013.  Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range in term from 7 to 14 years. The useful life of the intangible asset is evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life.

Intangible assets consist of the following at December 31, 2014:

		Accumulated		Useful Lives
	Amount	Amortization	Net Amount	(years)
Patents and trademarks	$264,321	$(23,671)	$240,650	7 - 14
Customer contracts	611,119	(62,262)	548,857	10
Sensum+™ (formally called CIRCUMserum™) license	272,545	(31,250)	241,295	10
Vesele trademark	25,287	(717)	24,570	8
Outstanding at December 31, 2014	1,173,272	(117,900)	1,055,372

Expected amortization is approximately $115,000 for each of the next five years, and $480,000 thereafter.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the asset. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Beneficial Conversion Features and Debt Discounts

If a conversion feature of conventional convertible debt is not accounted for separately as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Income Taxes

Income taxes are provided for using the asset and liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standard, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognized interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying statements of operation. Accrued interest and penalties are included within the related tax liability in the consolidated balance sheets.

Revenue Recognition and Deferred Revenue

The Company generates revenues from product sales and the licensing of the rights to market and commercialize its products.

Product Sales. The Company ships product to its customers pursuant to purchase agreements or orders. Revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and (6) the amount of future returns can be reasonably estimated.

License Arrangements.  Payments received by the Company under license arrangements to market and commercialize its products may include non-refundable upfront fees, license fees, milestone payments for specific achievements designated in the agreements, and royalties on sales of products. The Company considers a variety of factors in determining the appropriate method of accounting under its license arrangements, including whether the various elements can be separated and accounted for individually as separate units of accounting.

Sales Allowances

The Company accrues for product returns, volume rebates and promotional discounts in the same period the related sale is recognized.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its volume rebates and promotional discounts accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to these discounts. The estimate of the level of products in the distribution channel is based primarily on data provided by the Company’s customers.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

In all cases, judgment is required in estimating these reserves, and actual claims for rebates, returns and promotional discounts could be materially different from the estimates.

The Company provides a customer satisfaction warranty on all of its products to customers for a specified amount of time after product delivery. Estimated return costs are based on historical experience and estimated and recorded when the related sales are recognized. Any additional costs are recorded when incurred or when they can reasonably be estimated.

The estimated reserve for sales returns and allowances, which is included in accounts receivable, was $23,732 at December 31, 2014 and insignificant at December 31, 2013.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory, royalties and inventory reserves. The Company is required to make royalty payments based upon the net sales of its marketed products, Zestra® and Sensum+®.

Research and Development Costs

Research and development (“R&D”) costs, including research performed under contract by third parties, are expensed as incurred. Major components of R&D expenses consist of testing, clinical trials, material purchases and regulatory affairs.

Stock-based Compensation

The Company accounts for stock based compensation in accordance with ASC 718, Stock Based Compensation, which requires the recognition of the fair value of stock compensation as an expense in the calculation of net income. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock-based compensation for the years ended December 31, 2014 and 2013 have been reduced for estimated forfeitures. When estimating forfeitures, voluntary termination behaviors, as well as trends of actual option forfeitures, are considered. To the extent actual forfeitures differ from the Company’s current estimates, cumulative adjustments to stock-based compensation expense are recorded.

Except for transactions with employees and directors that are within the scope of ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Equity Instruments Issued to Non-Employees for Services

Issuances of the Company’s common stock for services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants is determined at the earlier of (a) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) (b) the date at which performance is complete, and is based upon the quoted market price of the common stock at the date of issuance (See Note 7).

Comprehensive Loss

       Comprehensive loss was the same as net loss for the year ended December 31, 2014 and 2013 as the Company has no other comprehensive income.

Loss per Share

Basic loss per share are computed by dividing net loss by the weighted average number of common shares outstanding during the period presented. Diluted earnings per share are computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the year ended December 31, 2014 and 2013, basic earnings per share are the same as diluted earnings per share as a result of the Company’s common stock equivalents being anti-dilutive.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
Commencing in 2015, we determined that vested stock units should have been included in the basic loss per share calculation. The weighted average shares outstanding used in the loss per share calculation for the years ended December 31, 2014 and 2013 were 24,384,037 and 17,329,899 respectively. The weighted average vested stock units outstanding used in the loss per share calculation for the years ended December 31, 2014 and 2013 were 5,764,487 and 3,061,612 respectively.

The total weighted average shares outstanding used in the loss per share calculation for the years ended December 31, 2014 and 2013 were 30,148,524 and 20,391,511 respectively. The impact on the previously recorded net loss per share is a decrease of $0.04 per share for both the years ended December 31, 2014 and 2013, which amount is not considered material by the Company.

The following reconciliation shows the anti-dilutive shares excluded from the calculation of basic and diluted loss per common share attributable to the Company at December 31, 2014 and 2013:

	As of December 31
	2014	2013
Gross number of shares excluded:
Restricted stock units - unvested	2,505,752	3,238,388
Stock options	113,000	21,000
Convertible notes payable	2,115,195	2,378,287
Warrants	630,973	380,973
Total	5,364,920	6,018,648

 Recent Accounting Pronouncements

 In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This update states a core principle in that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, an entity should apply the following steps: 1) identify the contract(s) with the customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligation in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in the update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.

     In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities. This update removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thus removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. This includes eliminating the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it has been in the development stage. Also, the update included a clarification that Topic 275, Risks and Uncertainties is applicable to entities that have not commenced planned principal operations and removed paragraph 810-10-15-16 that stated that a development stage entity does not meet the condition in paragraph 810-10-15-14(a) to be a variable interest entity if the entity demonstrated certain criteria and its governing documents allow additional equity investments. The update relating to the elimination of disclosure requirements for a development stage entity is effective retrospectively for annual reporting periods beginning after December 15, 2014 and interim periods therein. The update relating to Topic 275 is effective prospectively for annual reporting periods beginning after December 15, 2014 and interim periods therein. The update relating to eliminating paragraph 810-10-15-16 is effective retrospectively for annual reporting periods beginning after December 15, 2015 and interim periods therein. Early application is permitted. The adoption of the update has been applied to these financial statements and had no impact on the Company's financial position or results of operations.

     In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.  This update provide guidance in generally accepted accounting principles about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide footnote disclosures.  The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in the applicable standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).  The amendments in the update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 2 – LICENSE AGREEMENTS

CRI In-License Agreement

On April 19, 2013, the Company and CRI entered into an asset purchase agreement (the “CRI Asset Purchase Agreement”) pursuant to which the Company acquired:

•	all of CRI’s rights in past, present and future Sensum+® product formulations and presentations, and

•	an exclusive, perpetual license to commercialize Sensum+® products in all territories except for the United States.

CRI has retained commercialization rights for Sensum+® in the United States.

In consideration for such assets and license, the Company agreed to issue to CRI shares of the Company’s common stock valued at $250,000 within 10 days of the closing. The Company issued 631,313 shares to CRI in this regard. The Company will be required to issue to CRI shares of the Company’s common stock valued at an aggregate of $200,000 for milestones relating to additional clinical data received, which milestone has not yet been met. The number of shares to be issued was or will be determined based on the average of the closing price for the 10 trading days immediately preceding the issue date. CRI will have certain “piggyback” registration rights with respect to the shares described above, which rights provide that, if the Company registers shares of its common stock under the Securities Act in connection with a public offering, CRI will have the right to include such shares in that registration, subject to certain exceptions. The Company recorded an asset totaling $250,000 related to the CRI Asset Purchase Agreement and will amortize this amount over its estimated useful life of 10 years. The Company has recorded amortization of $16,736 beginning in the fourth quarter of 2013 when it commenced usage. The accumulated amortization at December 31, 2014 was $31,250.

The CRI Asset Purchase Agreement also requires the Company to pay to CRI up to $7 million in cash milestone payments based on first achievement of annual net sales targets plus a royalty based on annual net sales. The obligation for these payments expires on April 19, 2023 or the expiration of the last of CRI’s patent claims covering the product or its use outside the United States, whichever is sooner. No sales milestones have been met under this agreement in 2014 or 2013, and royalties owed to CRI were immaterial and included in net revenues.

In connection with this transaction, the Company engaged a consultant to assist in the technology transfer and manufacturing of the product. In consideration of such services, the Company issued to the consultant shares of its common stock valued at an aggregate of $75,000 at various dates following the closing of the CRI transaction. In each case, the number of shares issuable is determined based on the average of the closing price of the Company’s common stock for the 10 trading days immediately preceding the issue date (see Note 7).

In connection with this transaction, the Company engaged a consultant to assist in the technology transfer and manufacturing of the product. In consideration of such services, the Company issued to the consultant shares of its common stock valued at an aggregate of $75,000 at various dates following the closing of the CRI transaction. In each case, the number of shares issuable is determined based on the average of the closing price of the Company’s common stock for the 10 trading days immediately preceding the issue date (see Note 7).

Sothema Laboratories Agreement

    On September 23, 2014, the Company entered into an exclusive license agreement with Sothema Laboratories, SARL, a Moroccan publicly traded company (“Sothema”), under which Innovus granted to Sothema an exclusive license to market and sell Innovus’ topical treatment for Female Sexual Interest/Arousal Disorder (“FSI/AD”) (based on the latest Canadian approval of the indication), Zestra® and its high viscosity low osmolality water-based lubricant Zestra Glide® in the North African countries of Egypt, Morocco, Algeria, Tunisia and Libya, the Middle Eastern countries of Iraq, Jordan, Saudi Arabia and the United Arab Emirates and the West African countries of Benin, Burkina Faso, Cape Verde, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone and Togo (collectively the “Territory”).

     Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately $171 million dollars upon and subject to the achievement of sales milestones based on cumulative supplied units of the licensed products in the Territory, plus a pre-negotiated transfer price per unit.

    Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative supplied units volume is met. During the year ended December 31, 2014, the Company recognized $200,000 in license fees related to this agreement, and no revenue was recognized for the sales milestones of the agreement.  We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Orimed Pharma Agreement

On September 18, 2014, the Company entered into an exclusive license agreement with Orimed Pharma (“Orimed”), an affiliate of JAMP Pharma, under which Innovus granted to Orimed an exclusive license to market and sell in Canada, Innovus’ (a) topical treatment for FSI/AD, Zestra®, (b) topical treatment for premature ejaculation, EjectDelay®, (c) product Sensum+™ to increase penile sensitivity and (d) high viscosity low osmolality water-based lubricant, Zestra Glide®.

 Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately CN $94.5 million upon and subject to the achievement of sales milestones based on cumulative gross sales in Canada by Orimed plus certain double-digit tiered royalties based on Orimed’s cumulative net sales in Canada.

                 Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones and quarterly royalty payments are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative gross sales volume is met.  The Company will recognize the revenue from the royalty payments on a quarterly basis when the cumulative net sales have been met.  During the year ended December 31, 2014, the Company recognized $100,000 in license fees related to this agreement, and no revenue was recognized for the sales milestones and royalty payments of the agreement. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

Tramorgan Agreement

     On September 18, 2014, the Company entered into an exclusive license and distribution agreement with Tramorgan Limited (“Tramorgan”), pursuant to which Tramorgan will market the Company’s topical consumer care product to increase penile sensitivity, Sensum+® in the United Kingdom (“UK”).

     The agreement has an initial term through December 31, 2016 and can be extended thereafter for a twenty-four month period if Tramorgan has reached certain aggregate sales milestones. Pursuant to the agreement, Innovus is eligible to receive (a) up to $44 million dollars in sales milestone payments based on Tramorgan’s attainment of certain levels of cumulative gross sales amounts plus (b) fifty percent (50%) royalties based on Tramorgan’s net sales after applicable distribution costs in the UK. During the year ended December 31, 2014, no revenue was recognized for the sales milestones and royalty payments of the agreement.

Ovation Pharma Agreements

On September 9, 2013, the Company entered into a license and distribution agreement with Ovation Pharma SARL (“Ovation”) under which it granted to Ovation an exclusive license to market and sell the Company’s topical treatment for reduced penile sensitivity, Sensum+®, in Morocco. Ovation may pay the Company up to approximately $11.25 million upon achievement of commercial milestones. In addition, Ovation has agreed to certain upfront minimum purchases of Sensum+™ based upon an agreed upon transfer price and yearly minimum purchases.  During the year ended December 31, 2014, the Company recognized $100,000 in revenue related to product sales from Ovation.

On September 9, 2013 the Company entered into a second license and distribution agreement with Ovation under which it granted to Ovation an exclusive license to market and sell the Company’s topical premature ejaculation treatment, EjectDelay®, in Morocco. Ovation may pay the Company up to approximately $18.6 million allocated among a fixed upfront license fee and the achievement of regulatory and commercial milestones. In addition, Ovation has agreed to certain upfront minimum purchases of EjectDelay ®based upon an agreed upon transfer price and minimum yearly purchases.

The Company determined that the fixed upfront license fee payment was a separate deliverable under the EjectDelay® license and distribution agreement and therefore recorded a receivable on its balance sheet. There were no additional obligations or deliverables associated with the license. During the year ended December 31, 2014, the Company recognized $75,000 in revenue related to the upfront license fee from Ovation.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 3- BUSINESS ACQUISITIONS

Acquisition of Semprae

On December 24, 2013 (the “Closing Date”), the Company, through Merger Sub obtained 100% of the outstanding shares of Semprae in exchange for the issuance of 3,201,776 shares of the Company’s common stock, which shares represented fifteen percent (15%) of the total issued and outstanding shares of the Company as of the close of business on the Closing Date, whereupon Merger Sub was renamed Semprae Laboratories, Inc. Also, the Company agreed to pay $343,500 to the New Jersey Economic Development Authority (“NJEDA”) as settlement-in-full for an outstanding loan of approximately $640,000 owed by the former stockholder’s of Semprae, in full satisfaction of the obligation to the NJEDA. In addition, the Company agreed to pay the former shareholders an annual royalty (“Royalty”) equal to five percent (5%) of the net sales from Zestra® and Zestra® Glide and any second generation products derived primarily therefrom (“Target Products”) up until the time that a generic version of such Target Product is introduced worldwide by a third party.

The fair market value of the Company’s common stock issued on the Closing Date was $0.30 per share, which resulted in a fair market value of $960,530 for the common stock issued to the shareholders of Semprae. The fair value of the shares of common stock issued were determined by quoted market prices that are considered to be Level 1 inputs under the fair value measurements and disclosure guidance.  A portion of the shares issued were held in escrow pending reconciliation of assets received and liabilities assumed at the acquisition date.  At December 31, 2014 approximately $60,000 has been agreed by both parties which is the amount that will be returned to the Company in the form of common stock shares at its then quoted market price.

The transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill. The fair values of current assets and liabilities approximated their book value.  The fair values of acquired assets and liabilities are based on preliminary cash flow projections and other assumptions. The fair values of acquired intangible assets were determined using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance.

The agreement to pay the annual Royalty resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to estimate of the amounts of contingent consideration to be paid will be recognized as charges or credits in the statement of operations. The fair value of the contingent consideration is based on preliminary cash flow projections, growth in expected product sales and other assumptions. Based on the assumptions, the fair value of the Royalty was determined to be $308,273 at the date of acquisition. The fair value of the royalty was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate of 40% commensurate with the Company’s cost of capital and expectation of the revenue growth for products at their life cycle stage. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. During 2014, approximately $87,000 was paid under this arrangement and the fair value of the expected royalties to be paid was increased by $103,000.  The fair value of contingent consideration was increased to $324,000 at December 31, 2014, based on the new estimated fair value of the consideration, net of the amounts to be returned to the Company as discussed above.

As a result of the acquisition, the Company acquired all of Semprae’s assets and liabilities, including its two women’s products, which were added to the Company’s current portfolio of male sexual dysfunction products and other topical products. The Company maintains a number of international patents and trademarks on the two products acquired from Semprae.

The aggregate purchase price consideration was as follows:

Fair value of common stock issued to Semprae shareholders, net of shares to be returned from escrow	$900,909
Fair value of royalty	308,273
Net purchase price consideration	$1,209,182

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

The fair values of assets acquired and liabilities assumed at the transaction date and as adjusted during the reconciliation process with the seller, are summarized below:

Cash	$3,749
Accounts receivable	78,445
Inventory	180,441
Prepaid expenses	16,362
Property and equipment	78,973
Customer contracts	611,119
Patents	99,894
Trademarks	160,278
Goodwill	429,225
Accounts Payable	(105,804)
Debt	(343,500)

Net Purchase Price Consideration	$1,209,182

NOTE 4- NOTES PAYABLE

The following table summarizes the outstanding unsecured notes payable (non-related party) at December 31, 2014 and 2013:

Current notes payable	2014	2013
December 2013 Debenture	$-	$350,000
February 2014 Convertible Debenture	330,000	-
August 2014 Debenture	40,000	-
January 2013 Debenture-non related party	-	20,000
Total current notes payable	370,000	370,000
Less: Debt discount, net of accretion (current)	(55,982)	-
	$314,018	$370,000

Long-term notes -payable
September 2014 Convertible Debenture	$92,000	$-
Less: Debt discount, net of accretion (long-term)	(67,726)	-
	$24,274	$-

December 2013 Debenture

 On December 23, 2013, the Company issued an 8% debenture to an unrelated third party accredited investor in the principal amount of $350,000 (the “December 2013 Debenture”). The December 2013 Debenture bears interest at the rate of 8% per annum. The principal amount and interest was payable on August 31, 2014.  On August 31, 2014, the maturity date of the December 2013 Debenture was extended to September 15, 2014.

On September 15, 2014, a third party investor (“Investor”) purchased the December 2013 Debenture and subsequently on September 15, 2014 the Company entered into a debt exchange agreement with the Investor, pursuant to which the Company issued 1,900,000 shares of the Company’s common stock with a fair value of $779,000 based upon the quoted market price at issuance, in exchange for the retirement of the December 2013 Debenture.  During the year ended December 31, 2014 the Company recorded a $406,833 loss on the extinguishment of debt.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

February 2014 Convertible Debenture and Warrant Financing

On February 13, 2014, the Company entered into a securities purchase agreement with an unrelated third party accredited investor pursuant to which the Company issued a convertible debenture in the aggregate principal amount of $330,000 (issued at an original issue discount of 10%) (the “February 2014 Convertible Debenture”) and a warrant to purchase 250,000 shares of the Company’s common stock (“Warrant Agreement”).

The February 2014 Convertible Debenture bears interest at the rate of 10% per annum and the principal amount and interest are payable on March 13, 2015. The effective interest rate will be calculated considering the original issue discount, the BCF and the Warrant Agreement.  The February 2014 Convertible Debenture may be converted in whole or in part at any time prior to the maturity date by the holder at a conversion price of $0.40 per share, subject to adjustment. The Company has the option to redeem the February 2014 Convertible Debenture before its maturity by payment in cash of 125% of the then outstanding principal amount plus accrued interest and other amounts due.

The February 2014 Convertible Debenture was issued with an original issue discount of $30,000.  The original issue discount has been included in the balance sheet as a discount to the related debt security and is being accreted as non-cash interest expense over the expected term of the loan.

The Warrant Agreement provides the holder with the right to acquire up to 250,000 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments as described in the Warrant Agreement, at any time through the fifth anniversary of its issuance date.  The allocated relative fair value of the Warrant Agreement of $96,533 has been included in the balance sheet as a discount to the related debt security and is being accreted as non-cash interest expense over the expected term of the loan.

The February 2014 Convertible Debenture contains a BCF.  The intrinsic value of the BCF at the date of issuance was determined by measuring the difference between the accounting conversion price and the intrinsic value of the stock at the commitment date.  The Company recorded a debt discount for the intrinsic value of the BCF, which was limited to the proceeds with an offsetting increase to paid-in-capital.  The BCF of $179,032 along with the original issue discount of $30,000 has been included in the balance sheet at December 31, 2014 as a discount to the related debt security and is being accreted as non-cash interest expense over the expected term of the February 2014 Convertible Debenture using the effective interest method.

On March 6, 2015 we entered into an agreement with the note holder to extend the note for six months. The new maturity date of the note is September 13, 2015.  As consideration for the extension, the Company granted the note holder  250,000 shares of common stock, 250,000 additional warrants and reduced the exercise price of the warrants from $0.50 to $0.30.  This consideration will result is an additional charge to interest expense for the fair value of the instruments granted.

August 2014 Debenture

     On August 30, 2014, the Company issued an 8% debenture to an unrelated third party investor in the principal amount of $40,000 (the “August 2014 Debenture”). The August 2014 Debenture bears interest at the rate of 8% per annum. The principal amount and interest are payable on August 29, 2015.

September 2014 Convertible Debenture

On September 29, 2014, the Company issued a convertible promissory note (the “Note”) to an unrelated third party accredited investor for $50,000.  The Note has a principal face amount of $92,000, does not accrue interest, and is due on March 28, 2016 (the “Maturity Date”). The Note bears the right to convert any part of the principal amount under the Note into shares of the Company’s common stock at a conversion price of $0.40 per share (the “Conversion Price”).  On the Maturity Date, any outstanding principal due under the Note will be automatically converted into common stock at the Conversion Price.  The Note prohibits the holder from converting the Note to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Note.  The September 2014 Convertible Debenture contains a BCF.  The intrinsic value of the BCF at the date of issuance was determined by measuring the difference between the accounting conversion price and the intrinsic value of the stock at the commitment date.  The Company recorded a debt discount for the intrinsic value of the BCF, which was limited to the proceeds with an offsetting increase to paid-in-capital.  The BCF of $37,400 along with the original issue discount of $42,000 has been included in the balance sheet at December 31, 2014 as a discount to the related debt security, and is being accreted as non-cash interest expense over the expected term of the September 2014 Convertible Debenture using the effective interest method.  The implicit interest rate was 41%, due to the original issue discount and the beneficial conversion feature.  During the year ended December 31, 2014 the Company recognized approximately $12,000 of such debt discount and $68,000 will be amortized in 2015 and 2016.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Interest Expense

The Company recognized total interest expense on the unsecured (non-related party) notes payable, including amortization of debt discount, of $316,800 and $100 for the year ended December 31, 2014 and 2013, respectively.

NOTE 5 –DEBENTURES – RELATED PARTIES

             The following table summarizes the outstanding debentures to related parties at December 31, 2014 and 2013. Certain of the debentures outstanding for the year ended December 31, 2013 were converted in 2014 and were no longer outstanding at December 31, 2014.

	2014	2013
January 2012 Debentures	$-	$142,668
January 2013 Debentures	-	70,000
LOC Convertible Debenture	424,078	448,475
Debentures – related party	150,000	-
Total	574,078	661,143
Less: Debt Discount, net of accretion	(76,492)	(149,678)
	$497,586	$511,465

January 2012 Convertible Debentures

    In January 2012, the Company issued 8% convertible debentures in the aggregate principal amount of $174,668 (the “January 2012 Debentures”) to six individuals. Under their original terms, the January 2012 Debentures were payable in cash at the earlier of January 13, 2013 or when the Company completes a financing with minimum gross proceeds of $4 million (the “Financing”), and the holders had the right to convert outstanding principal and interest accrued into the Company’s securities that were issued to the investors in the Financing.

 During 2012, $12,000 (plus accrued interest of $435) of the January 2012 Debentures were converted into 16,580 shares of common stock, leaving an aggregate principal balance of $162,668 at December 31, 2012.

 During 2013, four of the five holders of the outstanding January 2012 Debentures agreed to amend and restate the debentures to provide for automatic conversion into securities of the Company upon the earlier of either (a) the closing of the Financing and (b) July 1, 2016.

 The fifth holder of the January 2012 Debentures in the amount of $20,000 did not amend the debenture.

 The January 2012 Debentures contained a BCF of $40,889, which had been included in the balance sheet at December 31, 2013 as a discount to the related debt security, and was being accreted as non-cash interest expense over the expected term of the loan using the effective interest method.

 On February 19, 2014, the Company agreed with all five holders of the January 2012 Debentures, to convert such debentures into shares of the Company’s common stock at a conversion price of $0.40 per share, and to terminate the January 2012 Debentures upon conversion. Immediately prior to conversion, the January 2012 Debentures had an aggregate principal and interest amount of $190,013, which was converted into 475,032 shares of the Company’s common stock and terminated. The remaining discount of $37,195 related to the BCF was recorded as interest expense in 2014.

January 2013 Convertible Debenture

 In January 2013, the Company issued a convertible debenture in the principal amount of $70,000 to a director of the Company (the “January 2013 Debenture”) with terms identical to those of the January 2012 Debentures. In 2013, the terms were amended to provide for automatic conversion into securities of the Company upon the earlier of either (a) the closing of the Financing and (b) July 1, 2016.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

 The January 2013 Debenture contained a BCF of $18,651, which was included in the balance sheet at December 31, 2013 as a discount to the related debt security, and was accreted as non-cash interest expense over the expected term of the loan using the effective interest method.

 On February 19, 2014, the Company agreed with the holder of the January 2013 Debenture to convert such debenture on the same terms described above for the January 2012 Debentures. The principal and interest amount owed under the January 2013 Debenture immediately prior to conversion was $76,122, which was converted into 190,304 shares of the Company’s common stock and terminated. The remaining discount of $16,965 related to the BCF was recorded as interest expense in 2014.

Line of Credit – Convertible Debenture

 In January 2013, the Company entered into the LOC Convertible Debenture with Dr. Damaj. Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing; and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

 During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount borrowable to $1 million plus any amounts of salary or related payments paid to Dr. Damaj prior to the termination of the funding commitment; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion will be either the Company’s securities that are issued to the investors in a Qualified Financing or, if the financing does not occur by July 1, 2016, shares of the Company’s common stock based on a conversion price of $0.312 per share, 80% times the quoted market price of the Company's common stock on the date of the amendment. The LOC Convertible Debenture continues to bear interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed.  The Company recorded a debt discount for the intrinsic value of the BCF with an offsetting increase to paid-in-capital.  The BCF is being accreted as non-cash interest expense over the expected term of the LOC debenture to its stated maturity date using the effective interest rate method.

 During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount borrowable to $1 million, plus any amounts of salary or related payments paid to Dr. Damaj prior to the termination of the funding commitment; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion will be either the Company’s securities that are issued to the investors in a Qualified Financing or, if the financing does not occur by July 1, 2016, shares of the Company’s common stock based on a conversion price of $0.312 per share ( 80% times the quoted market price of the Company’s common stock on the date of the amendment). The LOC Convertible Debenture continues to bear interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed. During 2013, the Company borrowed $448,475 under the LOC Convertible Debenture.

On February 19, 2014, the Company agreed with the holder of the LOC Convertible Debenture to convert the then outstanding principal and interest owed as of such date into shares of the Company’s common stock at a conversion price of $0.40 per share. The principal and interest amount owed under the LOC Convertible Debenture immediately prior to conversion was $476,165, which was converted into 1,190,411 shares of the Company’s common stock. The remaining debt discount of $89,452 related to the BCF for the converted portion was recorded as interest expense.

On July 22, 2014, the Company agreed with the holder of the LOC Convertible Debenture to increase the principal amount that may be borrowed from up to $1,000,000 to up to $1,500,000.  All other terms of the LOC Convertible Debenture remained the same.

    During the year ended December 31, 2014, the Company borrowed $424,078, under the LOC Convertible Debenture. A BCF of $109,423 was recorded at the effective date of borrowing.  As of December 31, 2014, the Company owed a balance of $424,078 in principal amount under the LOC Convertible Debenture, and there was approximately $1.1 million remaining available to use.

May 2013 Convertible Debt Instrument

In May 2013, the Company issued convertible debt in the amount of $50,000, which, together with $1,458 of accrued interest, was converted in September 2013 into 83,103 shares of the Company’s common stock in accordance with the terms of the instrument, thereby fully extinguishing the debt.  During the five months that the debt was outstanding, the Company accreted $8,017 of the debt discount as interest expense.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

2014 Non-Convertible Notes-Related Party

     On January 29, 2014, the Company issued an 8% note in the amount of $25,000, to the Company’s President and Chief Executive Officer. The principal amount and interest are payable on January 22, 2015.  The President and Chief Executive Officer has extended the maturity date of the note until December 31, 2015.

     On May 30, 2014, the Company issued an 8% debenture in the amount of $50,000, to a member of the Company's Board of Directors. The principal amount and interest are payable on May 30, 2015.

     On August 25, 2014, the Company issued an 8% debenture in the amount of $25,000, to a member of the Company's Board of Directors. The principal amount and interest are payable on August 25, 2015.

     On June 17, 2014, the Company issued an 8% debenture in the amount of $50,000, to the Company’s Chief Financial Officer. The principal and interest are payable on June 16, 2015.

Interest Expense

The Company recognized total interest expense on the on the outstanding debentures to related parties including amortization of the discount, of approximately $203,400 and $67,000 for the year ended December 31, 2014 and 2013, respectively.

NOTE 6 –RELATED PARTY TRANSACTIONS

            On June 12, 2013, the Company entered into a subscription agreement for the sale of 416,841 shares of common stock at a purchase price of $0.323 per share, which is the average closing price of the common stock over the 10-day trading period that ended on the day immediately prior to the date the Company entered into the subscription agreement. The Company received gross proceeds of $134,639. The shares were issued to the Company’s President and Chief Executive Officer and his spouse (see Note 7).

The Company has several convertible and non-convertible debentures outstanding to related parties (see Note 5).

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 7 – SHAREHOLDERS’ EQUITY

Capital Stock

The Company is authorized to issue 150.0 million shares, all of which are common stock with a par value of $.001 per share.

 Issuances of Common Stock

 During the years ended December 31, 2014 and 2013, the Company issued 1,195,000 and 450,000 shares, respectively, under the terms of the investor relations agreements. All issued shares have been valued at the closing price of the Company’s common stock on the dates of issuance. The Company recognized expense of $358,000 and $229,950 under the investor relations agreements during the years ended December 31, 2014 and 2013, respectively. Terms of the principal agreement are summarized as follows:

On January 17, 2013, the Company entered into an investor relations agreement with a third party pursuant to which the Company agreed to issue over the term of the agreement an aggregate of 250,000 shares of common stock in exchange for investor relations’ services to be rendered. The Company extended the terms of the investor relations agreement in six month increments until December 31, 2014, and has agreed to issue an additional 690,000 shares related to the agreement extensions.

On August 18, 2014, the Company entered into an additional investor relations agreement with a third party pursuant to which the Company agreed to issue over the term of the agreement an aggregate of 300,000 shares of common stock in exchange for investor relations services to be rendered.

 On August 27, 2014, the Company agreed to issue 200,000 shares of stock pursuant to a consulting contract with a third party for marketing and public relations services. The Company issued 100,000 shares of stock pursuant to this agreement on September 2, 2014. The remaining 100,000 shares were issued on November 4, 2014.  The issued shares have been valued at the closing price of the Company’s common stock on the date of issuance.

 On June 28, 2013, the Company entered into an agreement with a consultant to provide drug development pre-clinical consulting services for Sensum+™ and EjectDelay®. In consideration of such services, the Company issued 236,548 shares in 2013 and 126,296 shares in 2014 to the consultant, which were valued at the closing price of the Company’s common stock on the date of issuance. The aggregate value of the shares issued was $55,521 and $92,865 in 2014 and 2013, respectively, which corresponds to the service period of the consultant’s services. As of December 31, 2014, the studies have completed and the consulting services have terminated.

 On February 19, 2014, the Company agreed with the holders of the January 2012 Debentures, January 2013 Debenture, and the LOC Convertible Debenture to convert such debentures into shares of the Company’s common stock at a conversion price of $0.40 per share.  The conversion would terminate the January 2012 Debentures and the January 2013 Debenture.  The conversion of the LOC Convertible Debenture, would convert the then outstanding principal and interest owed as of such date.  The Company issued a total of 1,855,747 shares of the Company’s common stock that had a value prior to the conversion of $742,299.

On September 15, 2014, the Company entered into a debt exchange agreement with the Investor, pursuant to which the Company agreed to issue 1,900,000 shares of the Company’s common stock of $779,000 based on the value at issuance, in exchange for the retirement of the December 2013 Debenture. The holder of the December 2013 Debenture sold it to the Investor prior to the debt exchange agreement.

The Company issued an additional 343,907 and 331,094 shares of common stock to other consultants under consulting agreements during the years ended December 31, 2014 and 2013, respectively.  The shares were issued under the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”). All issued shares have been valued at the closing price of the Company’s common stock on the date of issuance. The aggregate value of the shares issued was $101,300 and $125,580 for the years ended December 31, 2014 and 2013, respectively.

 Equity Plans

The Company has issued share-based stock, stock unit and option awards to employees, non-executive directors and outside consultants under the Incentive Plan, which was approved by the Board in February of 2013.  The Incentive Plan allows for the issuance of 10,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards.  The exercise price for all equity awards issued under the Incentive Plan is based on the fair market value of the common stock.  Currently, because the Company’s common stock is quoted on the OTC Markets, the fair market value of the common stock is equal to the last-sale price reported by the OTC Markets as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported.  Generally, each vested stock unit entitles the recipient to receive one share of Company common stock, which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date.  Stock units can vest according to a schedule or immediately upon award.  Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life.  Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

As of December 31, 2014, there were 8,270,239 stock units and 113,000 shares subject to options outstanding, the Company issued 937,844 shares as payments for services, and 678,917 shares were available for future grants under the Incentive Plan.

As of December 31, 2014, there were no shares issued or outstanding under the Company’s 2014 Equity Incentive Plan.

Stock-based Compensation

The stock-based compensation expense for the year ended December 31, 2014 and 2013 was $1,509,005 and $2,254,898, respectively, for the issuance of stock units and stock options. The Company calculates the fair value of the stock units based upon the quoted market value of the common stock at the date of grant. The Company calculates the fair value of each stock option award on the date of grant using the Black-Scholes option-pricing model.  For the year ended December 31, 2014 the following weighted average assumptions were utilized for the stock options granted during the period:

	December 31, 2014	December 31, 2013
Expected life (in years)	6	6
Expected volatility	224.42% - 236.78%	235.7% - 240.6%
Average risk free interest rate	1.69% - 2.02%	1.71% - 2.10%
Dividend yield	0%	0%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common shares over the period since the Company commenced its current line of business. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. The Company believes that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. The Company uses a term of six years for all employee stock options. The risk free interest rate is based on average rates for five and seven year treasury notes as published by the Federal Reserve.

The following table summarizes the number of options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2012	-	$-	-	$-
Granted	51,000	0.46	9.8	1,200
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	(30,000)	-	-	-
Outstanding at December 31, 2013	21,000	$0.64	9.9	$-
Vested at December 31, 2013	21,000	$0.64	9.9	$-
Granted	92,000	0.31	9.6	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2014	113,000	$0.37	9.5	$-
Vested at December 31, 2014	113,000	$0.37	9.5	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding options and the quoted price of the Company’s common shares that were in the money at December 31, 2014. At December 31, 2014 and 2013, the aggregate intrinsic value of all outstanding options was $0.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Stock Units

The following table summarizes the number of stock units outstanding:

Stock Units
Outstanding at December 31, 2012	-
Granted	7,061,250
Expired	-
Cancelled	(750,000)
Forfeited	-
Outstanding at December 31, 2013	6,311,250
Vested at December 31, 2013	4,083,333
Granted	1,958,989
Expired	-
Cancelled	-
Forfeited	-
Outstanding at December 31, 2014	8,270,239
Vested at December 31, 2014	7,228,565

  The vested stock units at December 31, 2014 have not settled and are not showing as issued and outstanding shares of the Company. Settlement of these vested stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of the Company, or (iii) 10 years from date of issuance. Settlement of vested stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the committee.

On February 15, 2013, the Company entered into a stock unit agreement with its President and Chief Executive Officer pursuant to his employment agreement. Under the terms of the agreement, the Company issued to him 6,000,000 stock units, of which 2,000,000 of the units vested immediately, while the remaining 4,000,000 vested in eight equal quarterly installments until January 1, 2015, subject to his continued service to the Company as of the vesting date.  As of December 31, 2014, 5,500,000 stock units have vested under this agreement.  The Company recognized a total expense of $1,023,000 in 2014 and $1,116,000 in 2013, which corresponds to the service period.

On February 15, 2013, the Company entered into a stock unit agreement with a consultant. Under the terms of the agreement, the Company issued 300,000 stock units, with one thirty-sixth of the units vesting on the 7th of each month beginning on March 7, 2013, subject to the consultant’s continued service to the Company as of the vesting date. At December 31, 2014, 183,326 shares have vested under this agreement.  The Company recognized a total expense of $35,333 in 2014 and $35,708 in 2013, which corresponds to the service period.

            In connection with the appointment of Ms. Dillen as Executive Vice President, and Chief Financial Officer, the Company entered into an employment letter with her on February 6, 2014. Under the terms of the employment letter, Ms. Dillen received 600,000 stock units. 200,000 of the units vested after six months of employment, while the remaining 400,000 will vest in eight equal quarterly installments until August 6, 2016, subject to her continued service to the Company as of the vesting date. Ms. Dillen is also eligible to receive a grant of 100,000 stock units when the Company’s shares of common stock are listed on The NASDAQ Stock Market, all subject to Ms. Dillen’s continued employment.  As of December 31, 2014, 250,000 stock units have vested under this agreement. The Company recognized a total expense of $92,544 in 2014 which corresponds to the service period.

 On February 6, 2014, the Company issued 852,273 stock units to the President and CEO in lieu of cash for the annual bonus which vested upon issuance.  The Company recognized a total expense of $281,250 related to these stock units.

 In May 2014, the Company issued 75,000 restricted stock units to an employee, which vest according to the Company’s standard vesting plan. As of December 31, 2014, the Company recognized expense of $6,352 which corresponds to the service period.

 During the year ended December 31, 2014, the Company issued an aggregate of 136,144 stock units to its Board of Directors, and recognized $48,000 of expense related to the stock units.

The Company recognized compensation expense for the year ended December 31, 2014 of $1,496,146 for the vested portion of the stock units related to employees.  As of December 31, 2014, compensation expense related to unvested shares not yet recognized in the income statement was $405,854 and is expected to be recognized over an average period of 1.4 years.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Warrants

 On December 7, 2011, the Company entered into a promissory note with Dawson James Securities, Inc. (“DJS”) whereby, as compensation for consulting services rendered, the Company issued DJS a note in the principal amount of $50,000 which accrued interest at a rate of 8.0% per annum. On January 28, 2013, the Company paid DJS $54,548, which represents the principal and accrued interest due on the note, discharging the note in full. The Company issued warrants to purchase 380,973 shares of common stock in connection with the Dawson James note. The warrants have an exercise price of $0.10 and expire December 6, 2018.

 The Company issued 250,000 warrants in connection with the February 2014 Convertible Debentures. The warrants had an exercise price of $0.50 and expire February 13, 2019 (See Note 4).

At December 31, 2014, there are 630,973 fully vested warrants outstanding.

On March 6, 2015 the Company entered into an agreement with the note holder to extend the February 2014 Convertible Debentures for six months. As consideration for the extension, the Company granted the note holder an additional 250,000 warrants and reduced the exercise price of the warrants from $0.50 to $0.30.  This consideration will result in an inducement charge to interest expense for the fair value of the concessions agreed.

NOTE 8 – INCOME TAXES

At December 31, 2014, the Company had federal net operating loss carry forwards of approximately $5,698,000 which may be offset against future taxable income through 2032, and a California net operating loss carryforward of approximately $4,803,000. No net deferred tax assets are recorded at December 31, 2014 or 2013, as all deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of future utilization.

        At December 31, 2014 and December 31, 2013, long term deferred tax assets consist of the following:

	2014	2013

Net operating loss carry-forwards	$2,218,000	$1,165,000
Equity based instruments	1,515,000	877,000
Deferred compensation	361,000	155,000
Intangibles	173,000	70,000
Warrants	759,000	745,000
Other	46,000	80,000
Less: Valuation allowance	(5,072,000)	(3,092,000)

Net deferred tax assets	$-	$-

At December 31, 2014 and 2013, the Company has recorded a full valuation allowance against its net deferred assets of approximately $5,072,000 and $3,092,000 respectively.  The change in the valuation allowance during the year ended 2014 was approximately $1,980,000 and a full valuation allowance has been recorded since, in the judgment of management, these assets are not more likely than not to be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences and carryforwards become deductible or are utilized.

Pursuant to Section 382 of the Internal Revenue Code of 1986, the annual utilization of a company's net operating loss carryforwards could be limited if the Company experiences a change in ownership of more than 50 percentage points within a three-year period. An ownership change occurs with respect to a corporation if it is a loss corporation on a testing date and, immediately after the close of the testing date, the percentage of stock of the corporation owned by one or more five-percent shareholders has increased by more than 50 percentage points over the lowest percentage of stock of such corporation owned by such shareholders at any time during the testing period. The Company does not believe such an ownership change occurred subsequent to the reverse merger transaction, but has not yet evaluated the impact of the Novalere acquisition in 2015.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

The Company has experienced an ownership change with regard to Semprae operating losses. Out of $19,482,000 of Federal and California NOLs as of December 24, 2013, only $44,000 per year can be used going forward for a total of $888,000 each.

A reconciliation of the statutory federal income tax rate for the year ended December 31, 2014 and 2013 to the effective tax rate is as follows:

	2014	2013
Expected federal tax	34.00%	34.00%
State tax (net of federal benefit)	6.13%	5.80%
Other	0.89%	(0.10)%
Valuation allowance	(41.02)%	(39.70)%

Total	-%	-%

The Company follows FASB ASC 740-10, Uncertainty in Income Taxes. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense. The Company does not have any unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2014 and 2013. The Company does not expect to have any unrecognized tax benefits within the next twelve months. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. There were no tax related interest and penalties recorded for 2014 and 2013. Since the Company incurred net operating losses in every tax year since inception, all of its income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

In addition to the milestone and royalty payment commitments under The CRI Asset Purchase Agreement, discussed in Note 2 and the annual royalty payments in connection with the Semprae acquisition discussed in Note 3 we have the following additional commitments and contingencies.

Employment Agreements

On January 22, 2013, the Company entered into an employment agreement (the “Damaj Employment Agreement”) with Dr. Damaj to serve as its President and Chief Executive Officer, which was amended on January 21, 2015. On January 21, 2015, the Company and Lynnette Dillen (“Dillen” and together with Damaj, the “Executives”) entered into an employment agreement (the “Dillen Employment Agreement” and together with the Damaj Employment Agreement, the “Employment Agreements”) to continue to serve as the Company’s Executive Vice President and Chief Financial Officer.

The Damaj Employment Agreement has an initial term of five years, which term will be extended by an additional year on the fourth and each subsequent anniversary. Dr. Damaj earned a base salary of $375,000 for the first year, increasing to $440,000 in the second year and increasing a minimum of 10% per year thereafter. Dr. Damaj’s salary will be accrued and not paid for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern, in Dr. Damaj’s sole determination. The Dillen Employment Agreement has an initial term of five years, which term will be extended by an additional year on the fourth and each subsequent anniversary of Dillen’s start date of
February 6, 2014 (the “Start Date”). Dillen receives a base salary of $250,000 per annum (which was increased from $200,000 per annum for the first six months from the Start Date).

Pursuant to the Employment Agreements, Damaj and Dillen will have annual cash bonus targets equal to 75% and 30%, respectively, of base salary, based on performance objectives established by the board of directors, with the board of directors determining the amount of the annual bonus. In addition, Dillen will receive a bonus of $100,000 upon our successful listing on The NASDAQ Stock Market, and subject to board of directors approval, a restricted-stock unit grant of 100,000 shares of common stock. Further, upon us completing of raising $4 million in financing, Dillen will receive a bonus of $100,000.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Upon termination of the Employment Agreements for any reason, the Executives will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year and (ii) Company group medical, dental and vision insurance coverage for such Executive and their dependents for 12 months (six months for Dillen) paid by the Company. Upon separation, the Executives are also entitled to certain severance benefits.

Operating Leases

We have an operating lease for our corporate office facility located in San Diego, California for approximately $7,270 per month through January 15, 2016.

Litigation

The Company is party to certain legal actions arising out of the normal course of its business. In our opinion, none of these actions will have a material effect on the Company’s operations, financial condition, or liquidity.

NOTE 10 – SUBSEQUENT EVENTS

 January 2015 Debentures

On January 21, 2015 the Company entered into securities purchase agreements with an unrelated third party and Lynnette Dillen, the Company’s Chief Financial Officer and together with the unrelated third party, the (“ Investors ”) whereby the Company issued and sold to the Investors promissory notes (the “ Notes ”) in the aggregate principal face amount of $165,000 and warrants to purchase up to 750,000 shares of the Company’s common stock for gross proceeds of $150,000. The Notes are due on July 31, 2015 and accrued a one-time interest charge of 8% on the date of issuance.  The warrants, as amended, are exercisable for five years from the Closing Date at an exercise price of $0.30 per share of common stock.

Acquisition of Novalere

On February 4, 2015, the Company, Merger Subsidiary I, Merger Subsidiary II), Novalere  and Novalere Holdings entered into the Merger Agreement, pursuant to which the Merger occurred and subsequently closed February 5, 2015, with Merger Subsidiary II surviving as a wholly-owned subsidiary of Innovus. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary changed its name to Novalere, Inc.

With the Merger, Innovus acquired the worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray) from Novalere.  Innovus expects that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration may be approved by the end of 2015 or in the first half of 2016.  An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

As a result of the Merger, the shareholders have the right to receive an aggregate of  25,895,312 shares of Innovus common stock, which represented 49% of the total shares of Innovus issued and outstanding upon completion of the Merger.

Under the terms of the Merger Agreement, at closing, the Novalere Stockholders received 50% of the Consideration Shares and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares ”) (12,947,656 shares of common stock) will be delivered only if an Abbreviated New Drug Application of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners is approved by the Food and Drug Administration (the “ ANDA Approval”).  10% of the Closing Consideration Shares, and if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, 30% of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by Innovus pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments. For every $5 million in Net Revenue (as defined in the Merger Agreement) by the Target Product, the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to  cumulative maximum Earn-Out Payments of $2.5 million.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013

Restricted Stock Grant

During March 2015, the Company entered into stock unit agreements with its employees, board of directors and certain key consultants. Under the terms of the agreements, the Company issued 10,370,000 stock units, of which 3,456,666 of the units vested immediately, while the remaining 6,913,333 will vest in eight equal quarterly installments until March 2016, subject to the continued service to the Company as of the vesting date.  The Company will recognize compensation expense and other expense as appropriate in the first quarter corresponding to the appropriate service period.

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INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets

	September 30, 2015 (Unaudited)	December 31, 2014
ASSETS
CURRENT ASSETS
Cash	$149,521	$7,479
Accounts receivable, net	68,229	191,601
Prepaid expenses	37,674	55,024
Deferred financing costs, net	134,763	-
Inventory	311,204	265,959
Total Current Assets	701,391	520,063

PROPERTY AND EQUIPMENT, NET	52,608	54,511

OTHER ASSETS
Security deposits	14,958	21,919
Goodwill	549,368	429,225
Intangible assets, net	5,464,637	1,055,372

TOTAL ASSETS	$6,782,962	$2,081,090

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$595,720	$362,160
Deferred revenue	7,754	25,224
Accrued interest payable	60,622	52,568
Derivative liabilities	556,542	-
Short-term loans, credit cards payable and other	146,697	-
Warrant liability	255,161	-
Notes payable, net of debt discount of $0 in 2015 and $55,982 in 2014	119,066	314,018
Note payable, related party	25,000
Debentures - current portion	151,010	-
Total Current Liabilities	1,917,572	753,970

NON-CURRENT LIABILITIES
Accrued compensation – less short-term portion	906,928	906,928
Notes payable, net of debt discount of $67,726 in 2014	-	24,274
Debentures, net of debt discount of $1,277,700 in 2015 - less current portion	28,790	-
Debentures - related parties, net of debt discount of $34,014 and $76,492 in 2015 and 2014	390,178	497,586
Contingent consideration	3,229,804	324,379
Total Non-Current Liabilities	4,555,700	1,753,167
TOTAL LIABILITIES	6,473,272	2,507,137

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)

Common stock: 150,000,000 shares authorized, at $0.001 par value, 46,241,230 and 27,112,263 shares issued and outstanding, respectively	46,241	27,113
Additional paid-in capital	14,720,194	10,778,807
Accumulated deficit	(14,456,745)	(11,231,967)
Total Stockholders' Equity (Deficiency)	309,690	(426,047)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$6,782,962	$2,081,090
See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014
NET REVENUES	$560,069	$722,959	$179,744	$443,087
COST OF GOODS SOLD	242,808	157,696	102,359	51,299
GROSS PROFIT	317,261	565,263	77,385	391,788

OPERATING EXPENSES
Research and development	-	128,580	-	18,885
General and administrative	3,081,191	3,285,923	731,221	993,951
Total Operating Expenses	3,081,191	3,414,503	731,221	1,012,836
LOSS FROM OPERATIONS	(2,763,930)	(2,849,240)	(653,836)	(621,048)
Interest expense	(744,726)	(395,603)	(473,360)	(98,766)
Loss on extinguishment of debt	(32,500)	(406,833)	-	(406,833)
Change in fair value of derivative liability	316,378	-	268,449	-
NET LOSS	$(3,224,778)	$(3,651,676)	$(858,747)	$(1,126,647)

BASIC LOSS AND DILUTED LOSS PER SHARE	$(0.06)	$(0.13)	$(0.02)	$(0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	50,486,501	28,765,969	55,076,819	30,429,832

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Stockholders' Equity (Deficiency) (Unaudited)
For the Period Beginning December 31, 2013 and Ending September 30, 2015

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders' Equity
	(Shares)	(Amount)	Capital	(Deficit)	(Deficiency)

Balances at December 31, 2014	27,112,263	$27,113	$10,778,807	$(11,231,967)	$(426,047)

Common stock and options issued for services	880,625	880	315,310	-	316,190

Common stock and RSUs issued for board compensation	-	-	140,996	-	140,996

Common stock issued for product acquisition	12,947,657	12,948	2,058,678	-	2,071,626

Stock based compensation expense	-	-	831,807	-	831,807

Common stock issued upon conversion of convertible debt	699,260	699	166,301	-	167,000

Common stock issued for RSU conversion	500,000	500	(500)	-	-

CRI license transaction share return	(200,000)	(200)	(37,800)	-	(38,000)

Semprae merger transaction share return	(386,075)	(386)	(115,437)	-	(115,823)

Fair value of beneficial conversion on line of credit	-	-	6,275	-	6,275

Shares issued for extension of February 2014 convertible debentures	250,000	250	32,250	-	32,500

Shares issued for extension of January 2015 convertible debentures	100,000	100	15,400	-	15,500

Shares issued in connection with 3rd quarter financing	4,337,500	4,337	320,913	-	325,250

Fair value of warrants issued in connection with 3rd quarter financing	-	-	138,775	-	138,775

Fair Value of warrants issued to placement agents in connection with 3rd quarter financing	-	-	68,419	-	68,419

Net loss for nine months ended September 30, 2015	-	-	-	(3,224,778)	(3,224,778)

Balances at September 30, 2015	46,241,230	$46,241	$14,720,194	$(14,456,745)	$309,690
See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30,

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS	$(3,224,778)	$(3,651,676)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	24,943	15,608
Stock based compensation	831,807	1,209,117
Common stock, stock units and stock options issued for services and board compensation	457,186	467,756
Change in fair value of derivative liability	(316,378)	-
Amortization of deferred financing costs	16,156	-
Loss on extinguishment of debt	32,500	406,833
Stock issued for interest on debt amendment	48,000	-
Gain on return of shares issued in Semprae merger	(115,822)	-
Excess of fair value of debentures over proceeds on new financing	71,462
Amortization of debt discount	539,206	327,730
Amortization of intangibles	387,011	71,309
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	123,372	(211,679)
Prepaid expenses	27,324	(6,522)
Deposits	9,394	-
Inventory	(45,245)	(52,152)
Accounts payable and accrued expenses	233,558	510,430
Accrued interest payable	11,254	68,683
Short-term loans, credit cards and other current liabilities	120,508	-
Deferred revenue	(17,470)	(50,349)
Net Cash Used in Operating Activities	(786,012)	(894,912)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(9,540)	-
Intangible assets	(3,276)	-
Net Cash Used in Investing Activities	(12,816)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debenture - related party	114	328,399
Proceeds from convertible debentures	1,325,000	50,000
Fees paid in connection with issuance of convertible debentures	(82,500)	-
Proceeds from short-term loans	50,000	-
Payments on short-term loans	(23,811)	-
Proceeds from notes payable	130,000	340,000
Payments on notes payable	(402,933)	-
Proceeds from notes payable - related party	50,000	150,000
Payments on notes payable - related party	(105,000)	-
Net Cash Provided by Financing Activities	940,870	868,399

NET CHANGE IN CASH	142,042	(26,513)

CASH AT BEGINNING OF PERIOD	7,479	33,374

CASH AT END OF PERIOD	$149,521	$6,861

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION - FAIR VALUE OF:
Common stock issued for conversion of debt	$167,000	$742,300
Common stock issued and issuable for acquisition	$2,071,625	$-
Common stock and cash potentially issuable for acquisition	$2,862,300	$-
Share return – Semprae acquisition	$115,822	$-
Return of common stock shares related to license agreement	$38,000	$-
Shares issued in conjunction with debt amendment	$48,000	$-
Warrants issued as deferred financing costs	$68,419	$-
Fair value of warrants and conversion feature issued with convertible debentures	$1,137,250	$-

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Notes to Condensed Consolidated Financial Statements
September 30, 2015
(Unaudited)

NOTE 1 – NATURE OF OPERATIONS OF THE COMPANY

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus” or the “Company”) is a San Diego, California-based pharmaceutical company that delivers safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.

The Company has five products that are currently being marketed: (1) Zestra®, a non-medicated, patented consumer care product that has been clinically proven to increase desire, arousal and satisfaction in women; (2) EjectDelay®, an over-the-counter monograph-compliant benzocaine-based topical gel for treating premature ejaculation; (3) Sensum+®, a non-medicated consumer care cream that increases penile sensitivity (ex-US); (4) Zestra Glide®, a clinically-tested, high viscosity and low osmolality water-based lubricant and (5) Vesele®, a proprietary and novel oral dietary supplement to maximize nitric oxide beneficial effects on sexual functions and brain health. Vesele® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine®.

Pipeline Products

Androferti®. On January 28, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Androferti in the U.S. and in Canada, through a partner. Androferti is a natural supplement that supports overall male reproductive health and sperm quality.

Fluticare™ (Fluticasone propionate nasal spray). Innovus acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP in February 2015, the OTC Abbreviated New Drug Application (“ANDA”) filed at the end of 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) which, subject to FDA approval, may allow the Company to market and sell Fluticare™ over-the-counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Urocis® XR. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Urocis® XR in the US and Canada. Urocis® XR is a proprietary extended release of Vaccinium Marcocarpon (cranberry) shown to provide 24 hour coverage in the body to increase compliance of the use of the product to get full benefit.

AndroVit®. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize AndroVit®. In the US and Canada. AndroVit® is a proprietary supplement to support overall prostate and male sexual health currently marketed in Europe. AndroVit® was specifically formulated with ingredients know to support the normal prostate health and vitality and male sexual health.

NOTE 2 – LIQUIDITY

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products domestic and internationally. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses and negative cash flows from operations each year since its inception. As of September 30, 2015, the Company had an accumulated deficit of $14,456,745 and a working capital deficit of $1,216,181.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. For the nine-months ended September 30, 2015, the Company raised $1,555,000 in funds, which included $1,325,000 from the issuance of convertible debentures (with warrants and common stock) to three unrelated parties, $180,000 from the issuance of notes payable to two unrelated third parties and $50,000 in proceeds from the issuance of a non-convertible debt instrument to a related party. The funds raised through the issuance of the convertible debentures were used to pay off other debt instruments and accounts payable, to increase inventory and buy raw material and packaging and for operations.

As of September 30, 2015, the Company had $149,521 in cash and $1.6 million in cash available for use under the Line Of Credit Convertible Debenture with a related party (See Note 8). During the nine-months ended September 30, 2015, the Company recognized $560,069 in revenues. The Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the LOC Convertible Debenture and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least October 1, 2016.

In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the note is automatically converted to common stock at a 40% discount to the market value of common stock.

The Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

These unaudited condensed consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include all assets, liabilities, revenues and expenses of the Company and its wholly-owned subsidiaries: FasTrack Pharmaceuticals, Inc., Semprae Laboratories, Inc. (“Semprae”) and Novalere, Inc. (“Novalere”). All material intercompany transactions and balances have been eliminated. These interim unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Certain information required by U.S. GAAP has been condensed or omitted in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The results for the periods ended September 30, 2015 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2015 or for any future period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such management estimates include a) equity-based instruments, b) revenue recognition, c) sales adjustments, d) fair value of the derivative and warrants liabilities and e) intangible assets. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Fair Value Measurement

The Company’s financial instruments are cash, accounts receivable, accounts payable, accrued liabilities and debt. The recorded values of cash, trade accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature. The Company recorded values of convertible debentures and convertible debt, net of the discount, is based upon relative fair value calculations and the conversion feature value. The fair value of the warrant and derivative liabilities are based upon Black Scholes and Monte Carlo simulation model calculations and are a level 3 measurement. The fair value of contingent consideration is based upon the present value of expected future payments under the terms of the agreements and is a level 3 measurement.

The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

●	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
●	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.
●	Level 3 measurements are unobservable inputs.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. Cash held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Accounts receivable consist primarily of amounts receivable from Sothema Laboratories under the Company's licensing agreements and from sales of Zestra®. The Company also requires a percentage of payment in advance for product orders with its larger partners. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

The Company had three major customers that accounted for 22%, 11% and 10%, respectively, of net sales during the nine months ended September 30, 2015. These same customers accounted for 31%, 1% and 0%, respectively, of gross accounts receivable as of September 30, 2015. These customers accounted for 36%, 0.0% and 0.0%, respectively, of net sales during the nine months ended September 30, 2014 and another customer accounted for 13%.

Concentration of Suppliers

The Company has manufacturing relationships with a number of vendors or manufacturers for its products including: Sensum+®, EjectDelay®, Vesele®, Androferti® and the Zestra® line of products. Pursuant to these relationships, the Company purchases product through purchase orders with its manufacturers.

Inventory

Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory is shown net of obsolescence, determined based on shelf life or potential product replacement. Inventory consists of the following:

	September 30, 2015	December 31, 2014
Raw materials and supplies	$85,745	$181,710
Work in process	79,885	-
Finished goods	145,574	84,249
Total	$311,204	$265,959

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years. The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from 7 to 15 years. The useful life of the intangible asset is evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life.

Amortizable intangible assets consist of the following:

	September 30, 2015
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,598	$47,628	$369,970	7 - 15
Customer Contracts	611,119	108,096	503,023	10
Sensum+® License (from CRI)	234,545	44,091	190,454	10
Vesele® trademark	25,287	3,097	22,190	10
Novalere Mfg. Contract	4,681,000	302,000	4,379,000	10
Total	$5,969,549	$504,912	$5,464,637

	December 31, 2014
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$264,321	$23,671	$240,650	7 - 15
Customer Contracts	611,119	62,262	548,857	10
Sensum+® license (from CRI)	272,545	31,250	241,295	10
Vesele® trademark	25,287	717	24,570	10
Total	$1,173,272	$117,900	$1,055,372

Expected amortization at September 30, 2015 is approximately $589,400 for each of the next five years and $2,517,700 thereafter.

Goodwill

The purchase price allocation was based upon an analysis of the fair value of the assets and liabilities acquired. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data, as noted below (See Note 5).

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicates an impairment may have occurred, by comparing its reporting unit's carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of Semprae that occurred on December 24, 2013, and the acquisition of Novalere that occurred on February 5, 2015. There was no impairment of goodwill for the nine months ended September 30, 2015 or the year ended December 31, 2014.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Financial Instruments

If a conversion feature of convertible debt is not accounted for separately as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a Beneficial Conversion Feature (“BCF”). A BCF is recorded by the Company as a debt discount. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method. The Company’s February 2014 Convertible Debenture and September 2014 Convertible Debenture each contain a BCF (See Note 7).

Income Taxes

Income taxes are provided for using the asset and liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standard, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the relevant tax authority. There were no uncertain tax positions at September 30, 2015.

Revenue Recognition, Trade Receivables and Deferred Revenue

The Company generates revenues from product sales and the licensing of the rights to market and commercialize its products.

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) title to the product has passed or services have been rendered; (3) price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

Product Sales: The Company ships product to its wholesale and retail customers pursuant to purchase agreements or orders. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and (6) the amount of future returns can be reasonably estimated.

The license agreements the Company enters into normally generate three separate components of revenue: 1) an initial payment due on signing or when certain specific conditions are met; 2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price and 3) milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial payments or licensing fee is recognized when all required conditions are met. Royalties are recognized as earned based on the licensee’s sales. Revenue from the milestone payments is recognized when the cumulative revenue levels are reached. ASC 605-28, Milestone Method, is not used by the Company as these milestones are sales-based and similar to a royalty and the achievement of the sales levels is neither based, in whole or in part, on the vendor’s performance nor is a research or development deliverable.

Sales Allowances

The Company accrues for product returns, volume rebates and promotional discounts in the same period the related sale is recognized.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its volume rebates and promotional discounts accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to these discounts. The estimate of the level of products in the distribution channel is based primarily on data provided by the Company’s customers.

In all cases, judgment is required in estimating these reserves. Actual claims for rebates and returns and promotional discounts could be materially different from the estimates.

The Company provides a customer satisfaction warranty on all of its products to customers for a specified amount of time after product delivery. Estimated return costs are based on historical experience and estimated and recorded when the related sales are recognized. Any additional costs are recorded when incurred or when they can reasonably be estimated.

The estimated reserve for sales returns and allowances, which is included in accounts receivable, was approximately $14,000 at September 30, 2015 and $24,000 at December 31, 2014.

Cost of Product Sales

Cost of product sales includes the cost of inventory, royalties and inventory reserves. The Company is required to make royalty payments based upon the net sales of three of its marketed products, Zestra®, Sensum+® and Vesele®.

Research and Development Costs

Research and development (“R&D”) costs, including research performed under contract by third parties, are expensed as incurred. Major components of R&D expenses consist of testing, post marketing clinical trials, material purchases and regulatory affairs.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Stock Based Compensation, which requires the recognition of the fair value of stock-based compensation as an expense in the calculation of net income. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock-based compensation for the nine months ended September 30, 2015 and 2014 have been reduced for estimated forfeitures. When estimating forfeitures, voluntary termination behaviors, as well as trends of actual option forfeitures, are considered. To the extent actual forfeitures differ from the Company’s current estimates, cumulative adjustments to stock-based compensation expense are recorded.

Except for transactions with employees and directors that are within the scope of ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Equity Instruments Issued to Non-Employees for Services

Issuances of the Company’s equity for services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants is determined at the earlier of (a) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (b) the date at which performance is complete, and is based upon the quoted market price of the common stock at the date of issuance (See Note 9).

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under U.S. GAAP, are excluded from net loss. Comprehensive loss was the same as net loss for the three and nine months ended September 30, 2015 and 2014, as the Company has no other comprehensive income.

Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period presented. Diluted loss per share is computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the three and nine months ended September 30, 2015 and 2014, basic earnings per share are the same as diluted earnings per share as a result of the Company’s common stock equivalents being anti-dilutive.

Commencing in the period ended September 30, 2015 we determined that vested stock units should be included in the basic loss per share calculations.

The weighted average shares outstanding used in the loss per share calculations for the nine months ended and three months ended September 30, 2015 were 39,440,755 and 42,453,051 and for the nine months ended and three months ended September 30, 2014 were 23,593,413 and 24,383,486.

The weighted average vested stock units outstanding used in the loss per share calculations for the nine months ended and three months ended September 30, 2015 were 11,045,746 and 12,623,768 and for the nine months ended and three months ended September 30, 2014 were 5,172,283 and 6,046,346.

The total weighted average shares outstanding used in the loss per share calculations for the nine months ended and three months ended September 30, 2015 were 50,486,501 and 55,076,819 and for the nine months ended and three months ended September 30, 2014 were 28,765,696 and 30,429,832.

The impact on the previously recorded loss per share is an increase in the net loss per share of $0.01 and $0.02 per share for the nine month and three month periods ended September 30, 2014, respectively, which amount is not considered material by the Company.

The following table shows the anti-dilutive shares excluded from the calculation of basic and diluted loss per common share attributable to the Company as of September 30, 2015 and 2014:

	As of September 30,
	2015	2014
Gross number of shares excluded:
Stock units - unvested	4,623,333	1,534,235
Stock options	164,500	87,500
Convertible notes	1,359,590	1,055,000
Warrants issued with 2015 convertible debentures	1,808,333	-
Warrants	1,630,973	630,973
Total	9,586,729	3,307,708

The above table does not include the ANDA Consideration Shares related to the Novalere acquisition, as they are considered contingently issuable (See Note 5).

Recent Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not believe this update will have a material effect on its condensed consolidated financial statements and related disclosures.

In April 2015, the FASB has issued Accounting Standards Update (ASU) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The Company is currently presenting $134,763 of deferred financing costs as a current asset and this will show up as a reduction of current liabilities when this new pronouncement is adopted next year.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Corporation is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on the Corporation’s consolidated financial position or results of operation.

NOTE 4 – RECENT LICENSE AGREEMENTS

Elis Pharmaceuticals Agreement

On July 4, 2015, the Company announced that it had entered into an exclusive license agreement with Elis Pharmaceuticals, an emirates company (“Elis”), under which Innovus Pharma granted to Elis an exclusive license to market and sell to market and sell Innovus Pharma’s topical product Zestra® EjectDelay®, Sensum+® and Zestra Glide® in Turkey and select African and gulf countries. Under the agreement, Innovus Pharma is eligible to receive up to $35.5 million dollars in sales milestone payments plus an agreed-upon transfer price upon sale of products. The Company had preliminary listed Syria, Yemen and Somalia as countries in the definition of licensed territories, but these countries were removed by the agreement of both parties from the agreement effective the date of signing of the agreement.

Khandelwal Laboratories Agreement

On September 9, 2015, the Company announced that it had entered into an exclusive license and distribution agreement with Khandelwal Laboratories, an Indian company (“KLabs”) under which Innovus Pharma has granted to KLabs an exclusive ten-year distribution right to market and sell in the Indian Subcontinent, which is defined as India, Nepal, Bhutan, Bangladesh and Sri Lanka Innovus Pharma’s products including Zestra ®, EjectDelay ®, Sensum + ® and Zestra Glide ®. If KLabs exceeds its minimum yearly orders, the agreement has a two five-year term extensions. Under the agreement the minimum orders for the first ten-year term of the agreement are approximately $2.6 million.

NOTE 5 - BUSINESS ACQUISITIONS

Acquisition of Novalere

On February 5, 2015 (the "Closing Date”), the Company, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary I”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Subsidiary II”), Novalere FP, Inc., a Delaware corporation (“Novalere FP”) and Novalere Holdings, LLC, a Delaware limited liability company (“Novalere Holdings”), as representative of the shareholders of Novalere (the “Novalere Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “Merger”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of the Company. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary II changed its name to Novalere, Inc.

With the Merger, Innovus acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP. Innovus currently anticipates that the ANDA filed in November 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) may be approved in the first half of 2016, which, when and if approved, may allow the Company to market and sell Fluticare™ over the counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Under the terms of the Merger Agreement, at the Closing Date, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”) and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) will be delivered only if an Abbreviated New Drug Application of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners (the “Target Product”) is approved by the Food and Drug Administration (the “ANDA Approval”). A portion of the Closing Consideration Shares and, if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by Innovus pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5 million in Net Revenue (as defined in the Merger Agreement) realized from the sales of Fluticare™ , the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to cumulative maximum Earn-Out Payments of $2.5 million.

The closing price of the Company’s common stock on the Closing Date was $0.20 per share. The Company issued 12,947,657 Closing Consideration Shares of its common stock at the Closing Date, the Fair Market Value, (‘FMV”) of the Closing Consideration Shares was $2,071,625 as of the Closing Date. 12,280,796 shares were placed in escrow to cover any potential claims that the Company might have with respect to disclosures made by the Novalere.

The fair value of the contingent consideration is based on preliminary cash flow projections and other assumptions for the ANDA Consideration shares and the Earn-Out Payments, future changes in the estimate of such contingent consideration will be recognized as a charge to operations expense.

Issuance of the 12,947,655 ANDA Consideration Shares is subject to milestones, achievement of which is uncertain. The FMV of the ANDA Consideration Shares was established to account for the uncertainty in the future value of the shares. The value of the shares as derived using the options pricing model was then weighted based on the probability of achieving the milestones to determine the FMV of the ANDA Consideration Shares and estimated potential share prices at such dates. Based on the aforementioned calculation the fair market value of the ANDA Consideration shares was determined to be $1,657,300.

The total fair market value of the considerations issued and to be issued for the transaction are as follows:

	Shares	FMV
Closing Consideration Shares	12,947,657	$2,071,625
ANDA Consideration Shares	12,947,655	1,657,300
Total	25,895,312	$3,728,925

Based on the assumptions, the fair market value of the Earn-Out Payments was determined to be $1,205,000. The preliminary fair values of the future earn out payments was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance.

The total purchase price is summarized as follows:
Cash consideration	$43,124
Fair value of common stock issued at closing	2,071,625
Fair value of ANDA consideration shares	1,657,300
Fair value of future earn out payments	1,205,000
Total	$4,977,049

The fair values of acquired assets and liabilities are based on preliminary cash flow projections and other assumptions. The preliminary fair values of acquired intangible assets were determined using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. The transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill.

The fair values of assets acquired and liabilities assumed at the transaction date are summarized below:

Cash	$43,124
Prepaid expenses and other current assets	25,906
Total Tangible Assets	69,030

Product rights and related Manufacturing agreement	4,681,000
Trademarks	150,000
Total identifiable Intangible Assets	4,831,000

Goodwill	120,143
Total Acquired Assets	5,020,173

Other current liabilities	(43,124)
Total Assumed Liabilities	(43,124)

Acquired Assets Net of Assumed Liabilities	$4,977,049

The carrying value of current assets and liabilities and fixed assets in Novalere’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. Novalere is a pre-commercial organization specializing in selling and marketing nasal steroid products; most of the value in Novalere is applicable to the product rights and related manufacturing agreement. Novalere holds a non-exclusive, worldwide, royalty-free license to market, promote, sell, offer for sale, import and distribute the product. This business relationship is contractual in nature and meets the separability criterion and as a result is considered an identifiable intangible asset recognized separately from goodwill. The value of the business relationship is included in goodwill under US GAAP. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation. The cash acquired was used to pay amounts due to shareholders, thus was received by the Company.

The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of Novalere as of the date of the acquisition. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the Merger. The establishment of the fair value of the consideration for a Merger, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed are based on estimates and assumptions from data currently available. There has been no change to the estimated fair value of the contingent consideration through September 30, 2015.

Supplemental Pro Forma Information for 2015 Acquisition (unaudited)

The following unaudited supplemental pro forma information for the three and nine months ended September 30, 2014 and 2015, assumes the acquisition of Novalere had occurred as of January 1, 2014 and 2015, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Novalere been operated as part of the Company since January 1, 2014.
	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	As Reported	Pro Forma (unaudited)	As Reported	Pro Forma (unaudited)
Revenue	$560,069	$560,069	$722,959	$734,845
Net Loss	$(3,224,778)	$(3,540,908)	$(3,651,676)	$(5,356,399)
Loss per Common Share-basic and diluted	$(0.08)	$(0.08)	$(0.13)	$(0.13)
Shares used in computed net loss per common share	50,486,501	53,261,516	28,765,696	41,713,353

Purchase of Semprae Laboratories, Inc.

On December 24, 2013 (the “Semprae Closing Date”), the Company, obtained 100% of the outstanding shares of Semprae in exchange for the issuance of 3,201,776 shares of the Company’s common stock. A portion of the company shares were held in escrow and released on September 10, 2015. 386,075 shares were canceled based on the terms of the agreement, reducing the total number of shares issued to 2,815,701. General and Administrative expense was reduced by $115,812 to reflect this return and cancelation of shares. In addition, the Company agreed to pay the former shareholders an annual royalty (“Royalty”) equal to five percent (5%) of the net sales from Zestra® and Zestra® Glide and any second generation products derived primarily therefrom (“Semprae Target Product”) up until the time that a generic version of such Semprae Target Product is introduced worldwide by a third party. Such royalties are considered a part of the business combination as a contingent consideration and are adjusted to estimated fair value each quarter. The royalties were estimated to be $367,504 at September 30, 2015.

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party Borrowings

There were several related party borrowings which are described in Note 8.

Accrued Compensation-Related Party

Accrued compensation includes accruals for employee wages and vacation pay. The components of accrued compensation are as follows:

	September 30, 2015	December 31, 2014
Wages	$1,072,364	$791,987
Vacation	156,410	114,941
Payroll Taxes on the above	86,014	-
Classified as long-term	(906,928)	(906,928)
Accrued compensation included in accrued expenses	$407,860	$-

Accrued employee wages at September 30, 2015 are entirely, and at December 31, 2014 relate primarily, to wages owed to the Company’s Chief Executive Officer and President. Under the terms of his employment agreement, wages are to be accrued but no payment made for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern. The Chief Executive Officer started to receive salary in the third quarter of 2015. Under the 3rd quarter financing agreement, salaries prior to January 1, 2015 cannot be repaid until the debentures are repaid in full and, accordingly, the accrued compensation is shown as a long-term liability. The remaining accrued salaries are included on the balance sheet as part of accounts and accrued expenses payable.

NOTE 7 – NOTES PAYABLE AND CONVERTIBLE DEBENTURES – NON-RELATED PARTIES

The following table summarizes the outstanding unsecured notes payable and convertible debentures at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Current notes payable:
January 2015 Non-Convertible Debenture	$45,866	$-
February 2014 Convertible Debenture	-	330,000
July 2015 Debenture (Amended August 2014 Debenture)	73,200	40,000
Total current notes payable	119,066	370,000
Less: Debt discount, net of accretion (current)	-	(55,982)
	$119,066	$314,018

Long-term notes-payable
September 2014 Convertible Debenture	$-	$92,000
Less: Debt discount, net of accretion (long-term)	-	(67,726)
	$-	$24,274

July 2015 Debenture (Amended August 2014 Debenture)

On August 30, 2014, the Company issued an 8% debenture to an unrelated third party investor in the principal amount of $40,000 (the “August 2014 Debenture”). The August 2014 Debenture bears interest at the rate of 8% per annum. The principal amount and interest were payable on August 29, 2015. On July 21, 2015, the Company received an additional $30,000 from the investor and amended and restated this agreement to a new principle balance of $73,200 (including accrued interest) and a new maturity date of July 21, 2016.

September 2014 Convertible Debenture

On September 29, 2014, the Company issued a convertible promissory note (the “Note”) to an unrelated third party accredited investor for $50,000. The Note had a principal face amount of $92,000, did not accrue interest and was due on March 28, 2016 (the “Maturity Date”). The September 2014 Convertible Debenture was converted into 230,000 shares common stock according to the terms of the note, by the investor on March 30, 2015. As such, the Company recorded the conversion of the note and the remaining debt discount was charged to interest expense.

January 2015 Non-Convertible Debenture

On January 21, 2015, the Company entered into securities purchase agreements with Vista Capital Investments, LLC (“Vista”) whereby the Company issued and sold to the Vista promissory notes and warrants (the “Vista Warrants”) to purchase up to 500,000 shares of the Company’s Common Stock for gross proceeds of $100,000. The note requires payment of $110,000 principal upon maturity. On July 30, 2015, the Company and Vista entered into an “Amendment to the $110,000 Promissory Note dated January 21, 2015.” In consideration for the Vista Note Amendment, the Company issued 100,000 restricted shares of Common Stock to Vista. The fair value of such shares was recognized as interest expense. A portion of the note was paid off in the third quarter of 2015 and the Notes were fully paid off on November 2, 2015.

The Vista Warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of Common Stock. The warrants contain anti-dilution protection, including protection upon dilutive issuances.

The Vista Warrants are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The estimated fair value of the Vista Warrants was determined using Probability Weighted Black-Scholes Option-Pricing Model, resulting in a fair value of $99,999 on the date they were issued. The debt was initially recorded using the residual method, at $1, net of a debt discount of $109,999. The discount is being accreted as non-cash interest expense over the expected term of the January 2015 Non-Convertible Debenture using the effective interest method. Through September 30, 2015, the full amount of debt discount has been accreted. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the Vista Warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the Vista Warrants survives for the life of the warrants which ends in January 2020 and has been classified as a liability (See Note 9).

February 2014 Convertible Debenture

On March 12, 2015, the Company issued 250,000 shares of the Company’s common stock and 250,000 warrants to the holder of a Convertible Debenture issued in February, 2014 to extend the maturity date of the Debenture to September 13, 2015. The fair value of such shares and warrants was recognized as interest expense. This was repaid in September 2015.

3rd Quarter 2015 Convertible Debentures

In the 3rd quarter of 2015, the Company and entered into Securities Purchase Agreements with three (3) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $1,325,000.00 pursuant to which it sold:

Six (6) Convertible Promissory Notes of the Company. Two in the principal amount of $275,000, one for $550,000, one for $137,500, and two for $110,000 (each a “Note” and collectively the “Notes”) (the Notes were sold at a 10% original issue discount and the Company received an aggregate total of $1,242,500 in funds thereunder after debt issuance costs of $82,500). The principal amount due under the note is $1,457,500. The Notes and accrued interest are convertible into shares of common stock of the Company (the “Common Stock”) beginning six (6) months from the date of execution, at a conversion price of $0.15 per share. The maturity date of the first Note is August 15, 2016, and the maturity date of the second Note is August 28, 2016. The third Note has a maturity date of September 14, 2016 the fourth has a maturity date of September 26, 2016, the fifth is October 29, 2016 and the sixth is October 20, 2016. The Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock. For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Notes at any time on the terms set forth in the Notes at the rate of 115% of the then outstanding balance of the Notes. Under the terms of the Notes, the Company shall not effect certain corporate and business actions during the term of the Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Notes; additionally, the Company granted the Note holder registration rights for the shares of Common Stock underlying the Notes pursuant to Registration Rights Agreements.

In addition, bundled with the convertible debt, the Company sold:

1.
A Common Stock Purchase Warrant to each Buyer, which allows the Buyers to purchase an aggregate of 1,320,000 shares of common stock and the placement agent to purchase 483,333 shares of common stock (aggregating 1,808,333 shares of the Company at an exercise price of $0.30 and

2.	4,337,500 restricted shares of Common Stock to the Buyers.

In addition, a Registration Rights Agreement was signed and, as a result, the Company filed a Registration Statement on September 11, 2015 and filed Amended Forms S–1 on October 26, 2015 and November 12, 2015.

The Company allocated the proceeds from the 3rd Quarter Convertible Debentures to the convertible debt, warrants and restricted shares of Common Stock issued based on their relative fair values. The Company determined the fair value of the warrants using the Black-Scholes Option Pricing Model with the following range of assumptions:

September 30, 2015
Expected terms (in years)	5.00
Expected volatility	101 - 119%
Risk-free interest rate	1.37 – 1.58%
Dividend yield	-

    The fair value of the restricted shares of Common Stock issued was based on the market price of the Company’s Common Stock on the date of issuance of the 3rd Quarter Convertible Debentures. The allocation of the proceeds to the warrants and restricted shares of Common Stock based on their relative fair values resulted in the Company recording a debt discount of $89,551 and $374,473, respectively. The remaining proceeds of $860,976 was initially allocated to the debt. The Company determined that the embedded conversion features in the 3rd Quarter Convertible Debentures were a derivative instrument which was required to be bifurcated from the debt host contracts and recorded at fair value as a derivative liability. The fair value of the embedded conversion features at issuance was determined using a Path-Dependent Monte Carlo Simulation (see Note 9 for assumptions used to calculate fair value). The initial fair value of the embedded conversion features were $901,784, of which, $830,560 is recorded as a debt discount. The initial fair value of the embedded conversion feature derivative liabilities in excess of the proceeds allocated to the debt was $71,224, and was immediately expensed and recorded as interest expense during the three and nine months ended September 30, 2015 in the accompanying condensed consolidated statement of operations. The 3rd Quarter Convertible Debentures were also issued at an Original Issue Discount (“OID”) of 10% and the OID of $132,500 was recorded as an addition to the principal amount of the 3rd Quarter Convertible Debentures and a debt discount in the accompanying condensed consolidated balance sheet.

    The debt discount recorded for the 3rd Quarter Convertible Debentures totaling $1,427,084 is being amortized as interest expense over the term of the 3rd Quarter Convertible Debentures using the effective interest method. Total amortization of the debt discount on the 3rd Quarter Convertible Debentures to interest expense for the three and nine months ended September 30, 2015 was $149,384.

    The following table summarizes the outstanding Convertible Debentures at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014

Investor 1 - July 27, 2015	$500,000	$-
Investor 1 - September 30, 2015	100,000	-
Investor 2 - August 25, 2015	500,000	-
Investor 2 - September 21, 2015	100,000	-
Investor 3 - September 30, 2015	125,000	-
Sub-total of gross proceeds received	1,325,000	-
Plus: Original issue discount	132,500	-
Face amount	1,457,500	-
Less: Debt discount, net of accretion (current)	(1,277,700)	-
Carrying value	179,800	-
Less: Current portion	(151,010)	-
Net debentures – long-term	$28,790	$-

The company incurred debt issuance costs of $82,500 and the fair value of the warrants $68,400 issued to the placement agent. Such costs are amortized to interest expense over the term of the debentures.

NOTE 8 –DEBENTURES – RELATED PARTIES

The following table summarizes the long-term outstanding debentures to related parties at September 30, 2015 and December 31, 2014. Certain of the debentures outstanding for the year ended December 31, 2013 were converted in 2014 and were no longer outstanding at September 30, 2015.

	September 30, 2015	December 31, 2014
Line of credit convertible debenture	$424,192	$424,078
2014 non-convertible notes - related party	-	150,000
Total	424,192	574,078
Less : Debt discount, net of accretion	(34,014)	(76,492)
Total long-term debenture – related party	$390,178	$497,586

In addition, there was a short-term debenture to a related party of $25,000 at September 30, 2015.

January 2015 Non-Convertible Debenture - Former CFO

On January 21, 2015, the Company entered into a securities purchase agreement with the Company’s former Chief Financial Officer whereby the Company issued and sold a promissory note in the principal face amount of $55,000 and warrants to purchase up to 250,000 shares of the Company’s common stock for gross proceeds of $50,000.

The Note was due on July 31, 2015 and accrued a one-time interest charge of 8% on the closing date. The warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of Common Stock. The warrants contain anti-dilution protection, including protection upon dilutive issuances. The note was repaid on July 31, 2015.

    The Warrants issued in connection with the January 2015 Non-Convertible Debenture-CFO, are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The estimated fair value of the warrants was determined using Probability Weighted Black-Scholes Option-Pricing Model, resulting in a value of $49,999 on the date they were issued.

The debt was initially recorded using the residual method, at $1, net of a debt discount of $54,999. The discount was accreted as non-cash interest expense over the expected term of the January 2015 Non-Convertible Debenture using the effective interest method and the unamortized balance was expensed upon repayment. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020. (See Note 9)

Line of Credit Convertible Debenture

In January 2013, the Company entered into a line of credit convertible debenture with its President and Chief Executive Officer (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing; and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount borrowable to $1 million; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion will be either the Company’s securities that are issued to the investors in the Financing or, if the Financing does not occur by July 1, 2016, shares of the Company’s common stock based on a conversion price of $0.312 per share. The LOC Convertible Debenture continues to bear interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed.

During the year ended December 31, 2013, the Company borrowed $448,475 pursuant to the LOC Convertible Debenture. The LOC Convertible Debenture contained a BCF of $98,335, which was included in the balance sheet at December 31, 2013 as a discount to the related debt security and accreted as non-cash interest expense over the expected term of the loan using the effective interest method.

On February 19, 2014, the Company agreed with the holder of the LOC Convertible Debenture to convert the then outstanding principal and interest owed as of such date into shares of the Company’s common stock at a conversion price of $0.40 per share. The principal and interest amount owed under the LOC Convertible Debenture immediately prior to conversion was $476,165, which was converted into 1,190,411 shares of the Company’s common stock. The debt discount of $89,452 related to the BCF for the converted portion was recorded as interest expense.

On July 22, 2014, the Company agreed with the holder of the LOC Convertible Debenture to increase the principal amount that may be borrowed from up to $1,000,000 to up to $1,500,000. On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016.

During the nine months ended September 30, 2015, the Company borrowed $114 under the LOC Convertible Debenture. The $114 borrowed under the LOC Convertible Debenture along with the accrued interest resulted in a BCF of $6,275. As of September 30, 2015, the Company owed a balance of $424,192 (See table above) in principal amount under the LOC Convertible Debenture and there was approximately $1.6 million remaining on the line of credit and available to use.

2014 Non-Convertible Notes -Related Parties

On January 29, 2014, the Company issued an 8% note, in the amount of $25,000, to the Company’s President and Chief Executive Officer. The principal amount and interest were payable on January 22, 2015. This note was amended to extend the maturity date until January 22, 2016. This is still outstanding at September 30, 2015.

On May 30, 2014, the Company issued an 8% debenture, in the amount of $50,000, to a member of the Company's Board of Directors. The principal amount and interest were payable on May 30, 2015 and the repayment date has been extended to May 30, 2016. On August 5, 2015 the debenture was converted into 312,167 shares of common stock.

On June 17, 2014, the Company issued an 8% debenture, in the amount of $50,000, to the Company’s former Chief Financial Officer. The principal and interest were payable on June 16, 2015 and were repaid in July, 2015.

On August 25, 2014, the Company issued an 8% debenture, in the amount of $25,000, to a member of the Company's Board of Directors. The principal amount and interest were payable on August 25, 2015. In July, 2015 the repayment date was extended to May 30, 2016. On August 5, 2015 the debenture was converted into 156,083 shares of common stock.

Interest Expense

The Company recognized interest expense on the outstanding debentures to related parties including amortization of the discount, of $64,296 and $123,077 for the three and nine months ended September 30, 2015, respectively and $7,408 and $161,627 for the three and nine months ended September 30, 2014.

NOTE 9 – SHAREHOLDERS’ EQUITY

Capital Stock

The Company is authorized to issue 150.0 million shares, all of which are common stock with a par value of $.001 per share.

Issuances of Common Stock

On January 17, 2013, the Company entered into an investor relations agreement with a third party pursuant to which the Company agreed to issue over the term of the agreement 250,000 shares of Company common stock in exchange for investor relations’ services to be rendered. On September 18, 2013, the Company extended the term of the agreement and agreed to issue an additional aggregate of 300,000 shares of common stock in exchange for services to be rendered. The term was further extended in April 2014 and the Company agreed to issue an additional 300,000 shares of common stock in exchange for services to be rendered over the term of the agreement. During the nine months ended September 30, 2015 and 2014, the Company issued 140,000 and 300,000 shares of Company common stock and recognized $20,650 and $82,500 of investor relations expense, respectively, under this agreement. This agreement was terminated in June, 2015

On March 17, 2015, the Company entered into a consulting agreement for investor relations services. In consideration of such services, the Company issued 28,125 shares of Company common stock to the consultant on said date and valued them at $3,938 based on the closing price of the stock on the date of issuance. The fair value of such shares was recognized as interest expense.

On August 27, 2014, the Company agreed to issue 200,000 shares of Company common stock pursuant to a consulting contract with a third party for marketing and public relations services. The Company issued 100,000 shares of stock pursuant to this agreement on September 2, 2014. The remaining 100,000 shares were issued on November 4, 2014. The Company extended the consulting contract in January of 2015 and agreed to issue an additional 200,000 shares. The issued shares have been valued at the closing price of the Company’s common stock on the date of issuance and are expensed over the period that the services are rendered. The Company recognized $38,000 and $0 during the nine months ended September 30, 2015 and 2014, respectively, related to services provided.

On January 23, 2015, the Company entered into a settlement agreement with CRI whereby CRI returned 200,000 shares of Company stock initially issued for a product license acquired. The share return was in consideration for the Company completing certain product development and regulatory efforts relating to the sale of the product in foreign territories and reduced the intangible asset value by the fair value of such shares.

On September 17, 2015 a consultant terminated his arrangement with the company and converted 500,000 of his RSUs into 500,000 shares of stock. The Company had previously recognized stock compensation expense of $110,621, which was greater than the fair value of the stock issued to him. Accordingly, no additional compensation expense was recognized.

The Company issued an additional 137,500 and 160,333 shares of common stock and expensed $25,900 and $57,320, during the nine months ended September 30, 2015 and 2014 respectively, to other consultants. The shares were issued under the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”) or under the corresponding Plans, as filed with the Securities Exchange Commission. All issued shares have been valued at the closing price of the Company’s common stock on the date of issuance.

On September 29, 2015 the Company issued 375,000 shares of common stock for investor relation services and recorded an expense of $23,250.

2013 Equity Plan

The Company has issued share-based stock, stock unit and option awards to employees, non-executive directors and outside consultants under the Incentive Plan, which was approved by the Company’s Board of Directors in February of 2013. The Incentive Plan allows for the issuance of up to 10,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of September 30, 2015 1,188,400 shares were available under this plan.

2014 Equity Plan

The Company has issued share-based stock, stock unit and option awards to employees, non-executive directors and outside consultants under the Incentive Plan, which was approved by the Company’s Board of Directors in November 2014. The Incentive Plan allows for the issuance of up to 20,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of September 30, 2015 950,000 shares were available under this plan.

Stock-based Compensation

The stock-based compensation expense for all equity instruments issued for the three and nine months ended September 30, 2015 was $80,097 and $831,807 for the issuance of stock units and stock options to management. The stock-based compensation expense for all equity instruments issued for the three and nine months ended September 30, 2014 was $282,953 and $1,209,117. The Company calculates the fair value of the stock units based upon the quoted market value of the common stock at the date of grant. The Company calculates the fair value of each stock option award on the date of grant using the Black-Scholes Option-Pricing Model. For the nine months ended September 30, 2015, the following weighted average assumptions were utilized for the stock option granted during the period:

Expected life (in years)	6.0
Expected volatility	219.31%
Average risk free interest rate	1.54%
Dividend yield	0%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common shares over the period commensurate with the expected life of the options. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. The Company believes that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. The Company uses a term of six years for all employee stock options. The risk free interest rate is based on average rates for five and seven year treasury notes as published by the Federal Reserve.

The Company has issued stock awards, stock units and stock options under the 2013 and 2014 plans through September 30, 2015.

Stock Units

The following table summarizes the number of stock units activity for the nine months ended September 30, 2015 under both plans:

Restricted Stock Units
Outstanding at December 31, 2014	8,270,239
Granted	11,046,862
Converted	(500,000)
Cancelled	(570,000)
Outstanding at September 30, 2015	18,247,101
Vested at September 30, 2015	13,459,600

The vested stock units at September 30, 2015 have not settled and are not showing as issued and outstanding shares of the Company. Settlement of these vested stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of the Company, or (iii) 10 years from date of issuance. Settlement of vested stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the board of directors and is subject to certain criteria having been fulfilled by the recipient.

Significant grants of stock units are as follows:

On February 15, 2013, the Company entered into a stock unit agreement with its President and Chief Executive Officer pursuant to his employment agreement. Under the terms of the agreement, the Company issued 6,000,000 stock units, 2,000,000 of the units vested immediately, while the remaining 4,000,000 vest in eight equal quarterly installments until January 1, 2015, subject to his continued service to the Company as of the vesting date. As of September 30, 2015, all of the stock units have vested under this agreement. There were 500,000 stock units which vested during the three and nine months ended September 30, 2015 and the Company recognized expense of $210,000 which corresponds to the service period.

On February 15, 2013, the Company entered into a stock unit agreement with a consultant. Under the terms of the agreement, the Company issued 300,000 stock units, with one thirty-sixth of the units vesting on the 7th day of each month beginning on March 7, 2013, subject to the consultant’s continued service to the Company as of the vesting date. An additional 200,000 stock units were issued in March 2015. On September 17, 2015, the date the consultant was terminated by the Company, the consultant exercised all 500,000 units. The stock units were given an acceleration of vesting and the Company recognized an expense equal to the fair value of the shares at such modification date. No additional expense was recorded on the exercise because the fair value of the stock issued was less than the amount previously expense.

In connection with the appointment of our former Executive Vice President and Chief Financial Officer, the Company entered into an employment letter with her on February 6, 2014. Under the terms of the employment letter, Ms. Dillen received 600,000 stock units. 200,000 of the units vested after six months of employment, while the remaining 400,000 vest in eight equal quarterly installments until August 6, 2016, subject to her continued service to the Company as of the vesting date. In July 2015, Ms. Dillen terminated employment with the Company. As of September 30, 2015, 350,000 stock units have vested under this agreement and the remaining 250,000 units have been forfeited. The RSUs are expected to be converted to common stock in January 2016 subject to satisfaction of the settlement conditions.

On February 6, 2014, the Company issued 852,273 stock units to the President and CEO in lieu of cash for the annual bonus and recognized and expensed equal to the fair value of such shares.

In May 2014, the Company issued 75,000 stock units to a former employee, which are currently all vested. During the nine months ended September 30, 2015 the Company expensed $0 and $27,750 for the three and nine months ended September 30, 2015.

During the three and nine months ended September 30, 2015, the Company issued 126,316 and 287,031 stock units to its Board of Directors, related to Board Compensation and recognized $12,000 and $36,000 of stock compensation expense related to these stock units, respectively.

On March 31, 2015, the Company issued 10,370,000 stock units to employees, board members and consultants, which vest one-third on the issuance date and then monthly for the next 2 years. As of September 30, 2015, compensation expense related to unvested shares not yet recognized in the income statement was $530,248 and will be recognized over the next 6 financial quarters.

On March 31, 2015, the Company issued 10,370,000 restricted stock units to employees, board members and consultants, which vest one-third on the issuance date and then monthly for the next 2 years. During the three months ended September 30, 2015, 200,000 units were exercised and 320,000 units were forfeited. For the three and nine months ended September 30, 2015, the Company recognized $253,458 and $775,779 of stock compensation expense for the vested units. As of September 30, 2015, compensation expense related to unvested shares not yet recognized in the income statement was $530,248 and will be recognized over the next 6 financial quarters.

Stock Options

The following table summarizes the number of options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2014	113,000	$0.37	9.5	$-
Granted	51,500	$0.12	9.7	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2015	164,500	$0.29	9.0	-
Vested at September 30, 2015	164,500	$0.29	9.0	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding options and the quoted price of the Company’s common shares that were in the money at September 30, 2015. At September 30, 2015 and December 31, 2014, the aggregate intrinsic value of all outstanding options was $0.

The Company granted 51,500 and 92,000 options during the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. The weighted average grant date fair value per share of options granted during the nine months ended September 30, 2015 and the year ended December 31, 2014 was $0.12 and $0.31, respectively.

Warrants

       The Company issued 380,973 warrants in connection with the 2011 Dawson James notes (which were repaid in 2013). The warrants have an exercise price of $0.10 and expire December 6, 2018.

The Company issued 250,000 warrants in connection with the February 2014 Convertible Debentures. The warrants had an exercise price of $0.50 and expire February 13, 2019 (See Note 4). On March 6, 2015 the Company entered into an agreement with the note holder to extend the February 2014 Convertible Debentures for six months. As consideration for the extension, the Company issued the note holder 250,000 shares of common stock and 250,000 warrants and reduced the exercise price of the warrants from $0.50 to $0.30 (See Note 7). The company recorded an expense of $25,659 as interest expense in connection with this extension transaction.

The Company issued 500,000 warrants in connection with the January 2015 Non-Convertible Debentures. The warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of Common Stock. The warrants contain anti-dilution protection, including protection upon dilutive issuances (See Notes 7 and 8).

The Company has 250,000 warrants outstanding with an exercise price of $.15 per share to its former CFO in connection with the January, 2015 debenture.

In connection with the 3rd quarter 2015 Convertible Debentures, more fully described in Note 7, the company issued 1,808,333 warrants with an exercise price of $.30 per share and a fair value of $207,194.

At September 30, 2015, there are 3,439,306 fully vested warrants outstanding.

Warrant Derivative Liability

The Warrants issued in connection with the January 2015 Non-Convertible Debentures and the February 2014 Convertible Debenture are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The estimated fair value of the warrants was determined using the Black-Scholes Option-Pricing Model, resulting in a value of $235,736 at the date of issuance. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020 and March 2020 (See Note 8).

The assumptions for the Black-Scholes Option-Pricing Model are represented in the table below for the warrants issued with the January 2015 Non-Convertible Notes and the February 2014 Convertible Debenture, reflected on a per share common stock equivalent basis.

September 30, 2015
Expected life (in years)	4.3
Expected volatility	226%
Average risk free interest rate	1.15%
Dividend yield	0%

Derivative Liability

The Company has determined the Embedded Conversion Feature Derivative features of the 3rd quarter 2015 Convertible Debentures to be derivative liabilities because the terms of the embedded conversion features contain anti-dilution protection (see Note 7) and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The embedded conversion features are to be measured at fair value and classified a liability with subsequent changes in fair value recorded in earnings at the end of each reporting period. The Company has determined the fair value of the derivative liabilities using a Path-Dependent Monte Carlo Simulation. The fair value of the derivative liabilities using such option pricing model will be affected by changes in inputs to that model and is based on the individual characteristics of the embedded conversion features on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate, credit spread, and probability of default by the Company and acquisition of the Company. The Company will continue to classify the fair value of the embedded conversion features as a liability until the conversion features are exercised, expire or are amended in a way that would no longer require these embedded conversion features to be classified as a liability, whichever comes first. The anti-dilution protection for the embedded conversion features survive the life of the 3rd quarter 2015 Convertible Debentures which mature at various dates in August 2016 through October 2016 (see Note 7).

The derivative liabilities are a Level 3 fair value measure in the fair value hierarchy and a summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s embedded conversion feature derivative liabilities that are categorized within Level 3 of the fair value hierarchy during the nine months ended September 30, 2015 is as follows:

September 30, 2015
Stock price	$0.07 - $0.16
Strike price	$0.15
Expected life (in years)	1 year
Expected volatility	101-119%
Average risk free interest rate	0.28 – 0.39%

At September 30, 2015, the estimated Level 3 fair values of the embedded conversion feature liabilities measured on a recurring basis are as follows:

	Fair value	Level 1	Level 2	Level 3	Total
Embedded conversion feature derivative liabilities	$556,542	$-	$-	$556,542	$556,542

The following table presents the activity for the Level 3 embedded conversion feature derivative liabilities for the nine months ended September 30, 2015:

Fair Value Measurements Using Level 3 Inputs

September 30, 2015
Balance at December 31, 2014	$-
Additions during period	901,784
(Gain)/Loss on change in fair value	(345,242)
Transfers in and out of Level 3	-
Balance at September 30, 2015	$556,542

The following table presents the changes in fair value of our warrants and derivative liabilities measured at fair value on a recurring basis for the nine-month period ended September 30, 2015.

September 30, 2015
Warrant liability
Beginning Balance December 31, 2014	$-
Initial Fair Value of Derivative Liability with January 2015 Non-Convertible Debentures	149,998
Initial Fair Value of Derivative Liability with the February 2014 Convertible Debentures	76,299
Change in Fair Value	28,864
Ending Balance	$255,161

Derivative liabilities
Beginning Balance December 31, 2014	$-
Value of Derivative Liability with the 3rd quarter 2015 Convertible Debentures	901,784
Change in Fair Value	(345,242)
Ending Balance	$556,542

NOTE 10– SUBSEQUENT EVENTS

January 2015 Non-Convertible Debenture

As described in Note 7, the January 2015 Non-Convertible Debenture was fully paid off on November 2, 2015.

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PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

Our Articles of Incorporation provide that the Company will indemnify its Directors and Officers to the fullest extent permissible under Nevada Law. Nevada Revised Statutes Section 78.7502 discusses indemnification of directors, officers or others by a Nevada Corporation. It generally provides that they may be indemnified if they acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The Bylaws provide for indemnification of the directors, officers and employees of Innovus in most cases for any liability suffered by them or arising out of their activities as directors, officers and employees of Innovus if they were not engaged in willful misfeasance or malfeasance in the performance of his or his duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Innovus in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF REGISTRATION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Amounts
Accounting and audit	$8,000
Legal	$20,000
EDGAR Filing Fees	$2,000
Securities and Exchange Commission registration fee	$204
Total	$30,204

RECENT SALES OF UNREGISTERED SECURITIES

For the  nine months ended  September 30 2015, the Company issued  715,000 shares of its common stock valued at $81,900 in exchange for investor relations services under the Company’s existing investor relations agreements with a third parties.

On March 12, 2015, the Company entered into an amendment agreement with the holder of the February 2014 Convertible Debenture. Pursuant to the Agreement, the maturity date of the Debenture was amended from March 13, 2015 to September 13, 2015 In connection with the execution of the Agreement, the Company issued 250,000 shares of the Company’s common stock valued at $32,500.

The securities described above were offered and sold in reliance on Section 3(a)(9) or 4(a)(2) of the Securities Act of 1933 or Rule 506 of Regulation D promulgated thereunder. The Company relied on the investor’s written representations, including a representation that such investor is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. The investor also represented that it was acquiring the securities for investment only and not with a view toward resale or distribution. The Company will request our stock transfer agent to affix appropriate restrictive legends to the stock certificates when issued. Neither the Company nor anyone acting on the Company’s behalf offered or sold the securities by any form of general solicitation or general advertising.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on December 9 , 2015.

Innovus Pharmaceuticals, Inc.

By:	/s/ Bassam Damaj
Bassam Damaj, President and Chief Executive Officer
and Principal Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bassam Damaj	President and Chief Executive Officer	December 9, 2015
Bassam Damaj

/s/ Bassam Damaj	Director	December 9 , 2015
Bassam Damaj

/s/ Bassam Damaj	Principal Executive Officer	December 9 , 2015
Bassam Damaj

/s/ Bassam Damaj	Principal Financial Officer	December 9 , 2015
Bassam Damaj

/s/ Bassam Damaj	Principal Accounting Officer	December 9 , 2015
Bassam Damaj

/s/ Randy Berholtz	Secretary	December 9 , 2015
Randy Berholtz

Financial Statements and Exhibits

(a)           Documents filed as part of this Report
1.       Financial Statements:

(b) Exhibits
EXHIBIT INDEX

		Incorporated by reference
Exhibit	Description	Form	Exhibit	Filing date
3(i)(a)	Amended and Restated Articles of Incorporation of Innovus Pharmaceuticals, Inc.	8-K	3.3	12/11/2011
3(ii)(a)	Bylaws of Innovus Pharmaceuticals, Inc.	10-K	3.2	12/2/2007
5*	Opinion of Weintraub Law Group
10.1	Form of Securities Purchase Agreement	8-K	4.1	9/2/2015
10.2	Form of Convertible Promissory Note	8-K	4.2	9/2/2015
10.3	Form of Common Stock Purchase Warrant Agreement	8-K	4.3	9/2/2015
10.4	Form of Registration Agreement	8-K	4.4	9/2/2015
10.5	Form of Share Issuance Agreement	8-K	4.5	9/2/2015
10.6*	Garden State Securities Engagement Agreement
23.1*	Consent of EisnerAmper, LLP

*       Filed herewith